Exhibit 10.6

PURCHASE AND SALE AGREEMENT

by and among

NSP HOLDINGS L.L.C.,

NORCROSS SAFETY PRODUCTS L.L.C.,

and

SAFETY PRODUCTS HOLDINGS, INC.

MAY 20, 2005

ARTICLE 1	PURCHASE AND SALE
1A.	Purchase and Sale of the Company Equity Interests and NSP Capital Shares
1B.	Payment of the Purchase Price
1C.	The Closing
ARTICLE 2	CONDITIONS TO CLOSING
2A.	Conditions to All Parties’ Obligations
2B.	Conditions to the Buyer’s Obligations
2C.	Conditions to the Company’s, NSP Capital’s and the Seller’s Obligations
2D.	Waiver of Condition
ARTICLE 3	COVENANTS PRIOR TO THE CLOSING
3A.	Access
3B.	Ordinary Conduct of Company
3C.	Ordinary Conduct of NSP Capital
3D.	Financial Statements
3E.	Financing Sources
3F.	280G Cooperation
3G.	Exclusive Transaction
ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLER
4A.	Organization and Corporate Power
4B.	Company Equity Interests
4C.	Subsidiaries
4D.	Authorization; No Breach
4E.	Financial Statements; Company SEC Reports
4F.	Permits
4G.	Absence of Certain Developments
4H.	Title to Properties, etc.
4I.	Tax Matters
4J.	Company Material Contracts
4K.	Intellectual Property

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4L.	Litigation
4M.	Brokerage
4N.	Company Employee Benefit Plans.
4O.	Insurance
4P.	Compliance with Applicable Laws
4Q.	Environmental
4R.	Employees
4S.	Transaction Agreements
4T.	Board and Stockholder Approval
4U.	Product Warranties
4V.	Affiliate Transactions
4W.	Customers and Suppliers
4X.	Undisclosed Liabilities
4Y.	Inventory
4Z.	Accounts Receivable
4AA.	Indebtedness
4BB.	Compliance with the Foreign Corrupt Practices Act and Export Control and Antiboycott Laws
ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF NSP CAPITAL AND THE SELLER
5A.	Organization and Corporate Power
5B.	NSP Capital Shares
5C.	Authorization; No Breach
5D.	Litigation
5E.	Operations
ARTICLE 6	REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER
6A.	Organization and Corporate Power
6B.	Authorization; No Breach
6C.	Litigation
6D.	Brokerage

6E.	Ownership of Company Equity Interests and NSP Capital Shares
6F.	Holdco Notes Indenture
ARTICLE 7	REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER
7A.	Organization and Corporate Power
7B.	Authorization; No Breach
7C.	Litigation
7D.	Brokerage
7E.	Financing
7F.	Acquisition for Investment
ARTICLE 8	TERMINATION
8A.	Termination
8B.	Effect of Termination
ARTICLE 9	DEFINITIONS
ARTICLE 10	ADDITIONAL AGREEMENTS
10A.	Survival
10B.	Press Release and Announcements
10C.	Confidentiality
10D.	Notification
10E.	Consents
10F.	Reasonable Best Efforts
10G.	Regulatory Act Compliance
10H.	Director and Officer Liability and Indemnification
10I.	Employee Benefits Matters
10J.	Facility Closings; Employee Layoffs
10K.	Provision Respecting Representation of Company and Seller
10L.	Notes and Indenture; Holdco Notes and Holdco Notes Indenture
10M.	Certain Tax Matters
10N.	Expenses; Transfer Taxes
10O.	Further Assurances

ARTICLE 11	MISCELLANEOUS
11A.	Amendment and Waiver
11B.	Notices
11C.	Assignment
11D.	Severability
11E.	No Strict Construction
11F.	Captions
11G.	Complete Agreement
11H.	Company Disclosure Letter
11I.	No Additional Representations; Disclaimer
11J.	Counterparts
11K.	Governing Law
11L.	Interpretation
11M.	Third-Party Beneficiaries and Obligations
11N.	Waiver of Bulk Sales Laws
11O.	Liquidation of Seller

Exhibits

Exhibit 2B(xi)	Form of Kirkland & Ellis LLP Opinion
Exhibit 2B(xii)	Form of Seller Member Letter
Exhibit 7C(i)	Debt Commitment Letter
Exhibit 7C(ii)	Equity Commitment Letter
Exhibit 9A	March Net Indebtedness

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT is made as of May 20, 2005, by and among NSP Holdings L.L.C., a Delaware limited liability company (the “Seller”), Norcross Safety Products L.L.C., a Delaware limited liability company (the “Company”), and Safety Products Holdings, Inc., a Delaware corporation (the “Buyer”).

WHEREAS, the Seller owns (i) 100 Class A Membership Units of the Company (the “Company Equity Interests”), being all of the issued and outstanding equity interests of the Company and (ii) 1,000 shares of common stock, par value $0.01 per share, of NSP Capital (the “NSP Capital Shares”), being all of the issued and outstanding capital stock of NSP Capital, and Buyer and Seller desire to enter into this Agreement providing for the purchase and sale of the Company Equity Interests of the Company and the NSP Capital Shares of NSP Capital from Seller to Buyer and the assignment to, and assumption by, Buyer and its Subsidiaries of obligations in respect of the Holdco Notes.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants herein contained, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE

1A.                             Purchase and Sale of the Company Equity Interests and NSP Capital Shares.  On the terms and conditions set forth in this Agreement, and in reliance upon the representations, warranties, covenants and agreements contained herein, at the Closing (as defined below) and upon payment of the Purchase Price by the Buyer in accordance with Section 1B hereof and assumption of the Holdco Notes in accordance with Section 1C hereof, Buyer shall purchase and accept from the Seller, and the Seller shall sell and transfer to Buyer, all of the Company Equity Interests and NSP Capital Shares.

1B.                               Payment of the Purchase Price.  At the Closing, the Buyer agrees to pay to the Seller, by wire transfer of immediately available funds from the Buyer to an account designated by the Seller at least one business day prior to the Closing Date, an amount in cash equal to the Purchase Price.

1C.                               The Closing.  The closing of the purchase and sale of the Company Equity Interests in exchange for the Purchase Price (the “Closing”) shall occur at the offices of Dechert LLP, 30 Rockefeller Plaza, New York, New York 10112, at 9:00 a.m. on the second business day following satisfaction or waiver of each of the conditions to Closing specified in Article 2 hereof, other than conditions to Closing which by their terms require performance at the Closing.  The date and time of the Closing are herein referred to as the “Closing Date.”  At the Closing, (i) Buyer shall deliver (A) to Seller the Purchase Price in accordance with Section 1B, and (B) to Seller and the trustee under the Holdco Notes Indenture such Supplemental Indenture and other documents or instruments required by the Holdco Notes Indenture (including certificates addressed to the Seller and its Affiliates and its or their counsel so that the Seller may deliver any Officers’ Certificate and Opinion of Counsel, each as defined in the Holdco Notes Indenture, required to effectuate such assignment and assumption), duly executed by Buyer, in order to assume all obligations of Seller in respect of the Holdco Notes and the Holdco Notes Indenture (including purchase agreements and registration rights agreements with respect thereto), and (ii) Seller shall deliver to Buyer any certificate representing (x) the Company Equity Interests and (y) the NSP Capital Shares, each duly endorsed in blank or otherwise together with a transfer power executed in favor of Buyer.  Buyer acknowledges and agrees that, on the Closing Date, Buyer shall, or shall cause the Company to, pay to the intended beneficiaries thereof (as identified by Seller to Buyer prior to Closing) (a) amounts due and owing pursuant to the Senior Credit Facility on the Closing Date as reflected in a payoff letter in customary form delivered to Buyer at Closing, (b) amounts due and owing pursuant to the Seller Notes, (c) the Company Expenses (but only to the extent that (1) the amount therefor is included in the computation of Adjustment Amount or the proviso to the definition of Transaction Expenses and (2) Buyer has been delivered an invoice with respect thereto), and (d) the Senior Executive Obligations (but only to the extent that the amount therefor is included in the computation of Adjustment Amount).

ARTICLE 2
CONDITIONS TO CLOSING

2A.                             Conditions to All Parties’ Obligations.  The obligation of each of the Seller, NSP Capital, the Company, and the Buyer to consummate the Closing is subject to the satisfaction of the following conditions as of immediately prior to the Closing:

(i)                                     No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the consummation of the purchase and sale of the Company Equity Interests or NSP Capital Shares to Buyer;

(ii)                                  All waiting period requirements shall have expired or been terminated under the HSR Act (the “HSR Approval”);

(iii)                               Any required clearances, approvals or confirmations of the transactions contemplated hereunder shall have been obtained pursuant to any foreign acquisition control statutes; and

(iv)                              This Agreement shall not have been terminated in accordance with Section 8A.

Any condition specified in this Section 2A may be waived prior to Closing only by a written instrument signed by the Seller, the Company and the Buyer.

2B.                               Conditions to the Buyer’s Obligations.  The obligation of the Buyer to consummate the Closing is subject to the satisfaction of each of the following additional conditions as of immediately prior to the Closing:

(i)                                     Each of the representations and warranties of the Company and the Seller made in this Agreement, in any other Transaction Document or in any written certificate delivered pursuant to this Agreement shall (disregarding any Company Material Adverse

Effect or materiality qualification) be true and correct on the date of this Agreement, such Transaction Document or such certificate, as the case may be, and shall (disregarding any Company Material Adverse Effect or materiality qualification, but not disregarding any specific dollar thresholds set forth therein) be true and correct on and as of the Closing Date, as though made on and as of the Closing Date (except, in each case, for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time)), except where the failure of such representations and warranties to be true and correct on the date hereof, the date of such Transaction Document or the date of such written certificate, on the Closing Date or as of a specific date or time, would not (individually or together with other failures of such representations and warranties to be true and correct as of such date) have a Company Material Adverse Effect (other than the representation and warranty in the penultimate sentence of Section 4D, which shall be true and correct in all respects) and the Company shall have delivered to the Buyer a certificate to the foregoing effect dated the Closing Date and signed by a senior executive officer of the Seller and the Company on behalf of the Seller and the Company confirming the foregoing;

(ii)                                  [intentionally omitted]

(iii)                               The Company and the Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Company and the Seller, respectively (except for the covenants contained in Section 3B(xvi) of this Agreement which shall be complied with in all respects), by the time of the Closing and the Company shall have delivered to the Buyer a certificate to the foregoing effect dated the Closing Date and signed by a senior executive officer of the Seller and the Company on behalf of the Seller and the Company confirming the foregoing;

(iv)                              On the Closing Date, the Seller or the Company shall have delivered to the Buyer the following:

(1)                                  the original certificates evidencing the Company Equity Interests and NSP Capital Shares issued to the Seller, accompanied by unit powers or stock powers, as applicable, duly executed in blank;

(2)                                  a certificate, dated the Closing Date, of the Secretary or Assistant Secretary of the Company certifying that attached or appended to such certificate:  (A) is a true and correct copy of the Company’s certificate of formation and limited liability company agreement, and all amendments thereto; (B) is a true copy of all limited liability company actions taken by it, including resolutions of its board of managers, authorizing the consummation of the transactions contemplated hereby and the execution, delivery and performance of this Agreement and each of the Transaction Documents to be delivered by it pursuant hereto; and (C) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement and the other Transaction Documents to which it is a party; and

(3)                                  certificates of good standing from the appropriate state agencies, dated as of a recent date (e.g., not more than 14 days prior to the Closing Date), certifying that the Company, each Subsidiary organized under the laws of the United States and NSP Capital is in good standing in the state of its incorporation;

(v)                                 The Buyer shall have received debt financing and have a revolving credit facility available for periods after the Closing on terms set forth in the Debt Commitment Letter (as such terms may be modified by the exercise of “market flex” provisions to which the Debt Commitment Letter is subject (which “market flex” provisions were provided by Buyer to Seller’s counsel prior to the date of this Agreement) and after taking into account any draw down of the Newco Bridge Facility, the Parent Bridge Facility and/or the Opco Backstop Term Amount portion of the Senior Credit Facilities (each as defined in the Debt Commitment Letter)) or other terms that may be reasonably satisfactory to Buyer; provided that to the extent that all or any portion of the Notes or the Holdco Notes are not being refinanced, redeemed, purchased or repaid on the Closing Date, the condition set forth in this Section 2B(v) shall not be construed to include Buyer’s receipt of any financing contemplated by the Debt Commitment Letter that would be used to refinance, redeem, purchase or repay the Notes or the Holdco Notes; provided further that it shall be a condition to Buyer’s obligations hereunder that, to the extent not received on the Closing Date, the obligation to issue the Newco Notes and the Newco Bridge Facility under the Debt Commitment Letter shall not have been repudiated in writing by the lender(s) party thereto;

(vi)                              Since the date of the Latest Balance Sheet, the Company shall not have suffered a Company Material Adverse Effect;

(vii)                           Each of the agreements listed on Section 2B(vii) of the Company Disclosure Letter shall have been terminated effective on or prior to the Closing Date;

(viii)                        On or prior to the Closing Date, the Company shall have delivered to Buyer (A) a payoff letter in customary form with respect to the Senior Credit Facility and (B) releases of all Liens (other than Permitted Encumbrances) with respect to the capital stock, property and assets of NSP Capital, the Company or any Subsidiary of the Company with respect to indebtedness for borrowed money that is being repaid on the Closing Date (including the Senior Credit Facility), which Lien releases shall be in customary form and may be effective upon repayment of the loans giving rise to such Liens;

(ix)                                The Seller shall have delivered to the Buyer an affidavit of the type described in Treas. Reg. Section 1.1445-2(b), dated the Closing Date;

(x)                                   The Company shall have obtained the third party consents, approvals, and waivers listed on Section 2B(x) of the Company Disclosure Letter;

(xi)                                Assuming delivery from the Buyer or other assignee of the Holdco Notes of any support certificate reasonably requested by Kirkland & Ellis LLP regarding the matters set forth in Section 5.01 of the Holdco Notes Indenture, the Buyer shall have received an opinion from Kirkland & Ellis LLP substantially in the form of Exhibit 2B(xi) attached hereto;

(xii)                             The Buyer shall have received from the Seller and holders of common or preferred units of the Seller a fully executed copy of the Seller Member Representation Letter and Release in the form attached hereto as Exhibit 2B(xii) (the “Seller Member Letter”) providing for indemnification in an aggregate amount equal to the Purchase Price for the matters specified therein; and

(xiii)                          The Management Rollover Amount shall have been invested in equity securities of the Ultimate Parent Company either (A) in cash, (B) on terms substantially consistent with those set forth in Section 3J hereof, or (C) on other terms reasonably satisfactory to the Buyer.

Any condition specified in this Section 2B may be waived prior to Closing only by a written instrument signed by the Buyer.

2C.                               Conditions to the Company’s and the Seller’s Obligations.  The obligation of the Company and the Seller to consummate the Closing is subject to the satisfaction of each of the following additional conditions as of immediately prior to the Closing:

(i)                                     Each of the representations and warranties of the Buyer contained in this Agreement, in any other Transaction Document or in any written certificate delivered pursuant to this Agreement shall be true and correct on the date of this Agreement, such Transaction Document or such certificate, as the case may be, and shall be true and correct on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time)), and except otherwise where the failure to be true and correct (disregarding material adverse effect and other materiality qualifications contained therein other than specific dollar thresholds contained therein) would (individually or together with other failures of representations and warranties to be true and correct) not have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby, and the Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Buyer by the time of the Closing; and the Buyer shall have delivered to the Company a certificate to the foregoing effect dated the Closing Date and signed by a senior executive officer of the Buyer on behalf of the Buyer confirming the foregoing;

(ii)                                  On the Closing Date, the Buyer shall have delivered to the Seller the following:

(1)                                  a certificate, dated the Closing Date, of the Secretary or Assistant Secretary of the Buyer certifying that attached or appended to such certificate:  (A) is a true and correct copy of the Buyer’s certificate of incorporation and bylaws, and all amendments thereto; (B) is a true copy of all corporate actions taken by it, including resolutions of its board of directors, authorizing the consummation of the transactions contemplated hereby and the execution, delivery and performance of this Agreement and each of the Transaction Documents to be delivered by it pursuant hereto; and (C) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement and the other Transaction Documents to which it is a party; and

(2)                                  certificates of good standing from the appropriate state agencies, dated as of a recent date (e.g., not more than 14 days prior to the Closing Date), certifying that the Buyer is in good standing in the state of its incorporation; and

(iii)                               Buyer and its Affiliates shall have taken all actions required by the Holdco Notes Indenture such that, upon effectiveness of the assignment and assumption of the Holdco Notes and Holdco Notes Indenture contemplated by Section 1C attached hereto Seller shall have been released from all liability in respect of the Holdco Notes and/or the Holdco Notes Indenture, and Seller shall have been so released from all such liability.

Any condition specified in this Section 2C may be waived prior to Closing only by a written instrument signed by the Company and the Seller.

2D.                              Waiver of Condition.  All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Closing.

ARTICLE 3
COVENANTS PRIOR TO THE CLOSING

3A.                             Access.  During the period from the date of this Agreement to the earlier of the Closing and the date that this Agreement is terminated in accordance with its terms, the Company shall grant to the Buyer or cause to be granted to the Buyer and its authorized representatives reasonable access, during normal business hours and upon reasonable notice, to the personnel, accountants, properties, books and records, contracts, commitments and other documents and information of NSP Capital, the Company and its Subsidiaries (including with respect to pending and recently settled litigation against the Company and its Subsidiaries) as the Buyer may reasonably request that are in the possession of NSP Capital, the Company and its Subsidiaries or under the control of NSP Capital, the Company and its Subsidiaries; provided that such access does not unreasonably interfere with the normal operations of the Company or its Subsidiaries; provided further that all requests for access shall be directed to Robert A. Peterson, David F. Myers, Jr. or such other person as the Company may designate in writing from time to time; and provided further that the Buyer is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any officer, director, employee, franchisee, supplier, distributor or other material business relation of the Company or any of its Subsidiaries prior to the Closing without the prior written consent of the Company.  For the avoidance of doubt, in no event shall the access provided for in this Section 3A or any other obligation of the Company or its Subsidiaries hereunder include any right of Buyer or any of its Affiliates to conduct, without the Company’s consent, any “Phase I Environmental Investigation”, any sampling and analysis of environmental media of the nature commonly referred to as a “Phase II Environmental Investigation” or any invasive soil testing.

3B.                               Ordinary Conduct of Company.  During the period from the date of this Agreement to the earlier of the Closing and the date that this Agreement is terminated in accordance with its terms, except as set forth on Section 3B of the Company Disclosure Letter, or as otherwise consented to by the Buyer in writing (which consent shall be withheld only in the exercise of Buyer’s reasonable business judgment) or as otherwise specifically contemplated by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course and consistent with past practices, and the Company shall not, and shall cause each of its Subsidiaries not to:

(i)                                     make any material change in the conduct of its business;

(ii)                                  enter into a new agreement that would be included in the definition of Company Material Contracts or Leases if it had been entered into as of the date of this Agreement or amend in a material manner, cancel, terminate or waive any material term of any of the Company Material Contracts or Leases, other than in the ordinary course of business consistent with past practice; provided that nothing herein shall prevent the Company or any of its Subsidiaries from (A) extending the term of any Lease that is expiring, or (B) amending the Senior Credit Facility to provide that any cash contributed by the Seller may be paid to the Seller in the event that the transactions contemplated hereby are not consummated, to permit the transactions contemplated by Section 3J hereof and/or to permit the re-borrowing of certain amounts repaid in the period between the date of this Agreement and the Closing Date;

(iii)                               amend its Certificate of Formation, Certificate of Incorporation, Limited Liability Company Agreement, by-laws or other constitutive documents;

(iv)                              acquire by merging or consolidating with, or agreeing to merge or consolidate with, or purchase substantially all the assets of, or otherwise acquire any business or any corporation, partnership, association or other business organization or division thereof;

(v)                                 except for Permitted Encumbrances, sales of inventory or obsolete or worn assets in the ordinary course of business consistent with past practice, sell, lease, sublease, mortgage, license, pledge, abandon, fail to maintain or otherwise encumber or dispose of any of the assets or properties owned by the Company or its Subsidiaries;

(vi)                              make any capital expenditure of more than $250,000 except in accordance with the budget set forth in Section 3B(vi) of the Company Disclosure Letter (the “Budget”);

(vii)                           issue or sell any membership interests or capital stock in the Company or any of its Subsidiaries or any options, warrants or other rights to purchase any such membership interests or capital stock in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for such membership interests or capital stock;

(viii)                        (a) enter into any employment, deferred compensation, severance, retirement or similar agreement or arrangement with any director, officer or employee of the Company or any Subsidiary (or amend any such existing agreement), (b) grant any severance or termination pay to any director, officer or employee of the Company or any Subsidiary or (c) materially change any compensation, benefit plans or other benefits payable to any director, officer or employee of the Company or any Subsidiary, in each case other than with respect to non-executive employees in the ordinary course of business consistent with past practice or except as required by applicable law or contractual obligations or other agreements or employee benefit plans existing on the date hereof and disclosed in the Company Disclosure Letter;

(ix)                                make any payments of any material liability of the Company or any of its Subsidiaries or settle or compromise any material claim, dispute, action or litigation (including with respect to Taxes), or forgive or cancel any material liability of any third party to the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practices, pension plan fundings in accordance with applicable law (as determined pursuant to actuarial reports) and settlements of respiratory product liability claims for which the Company and its Subsidiaries are indemnified;

(x)                                   alter through merger, liquidation, reorganization, restructuring, election or in any other manner the corporate structure, ownership or classification for Tax purposes of the Company or any Subsidiary;

(xi)                                incur, assume or guarantee any Indebtedness, other than (A) amounts to be included in the definition of Adjustment Amount, (B) interest accruing on Indebtedness, and (C) issuances of letters of credit in replacement of expiring letters of credit as long as the obligation of the Company and its Subsidiaries under the new letter of credit does not exceed the obligation of the Company and its Subsidiaries under the expiring letter of credit; provided that increases in the amount of Indebtedness arising from fluctuations in foreign exchange rates shall not be deemed an incurrence or assumption of Indebtedness;

(xii)                             make any loan, advance or capital contribution to or investment in any Person other than (A) Subsidiaries and (B) travel advances to employees in the ordinary course of business;

(xiii)                          change any method of accounting or accounting practice by the Company or any Subsidiary, except for any such changes required by reason of a concurrent change in GAAP;

(xiv)                         make any new, or change any existing, Tax elections, or settle any material Tax claim or assessment;

(xv)                            enter into any contract, agreement or other arrangement with any Affiliate of the Company or any of its Subsidiaries, other than such contracts, agreements or other arrangements solely among the Company and its Subsidiaries entered into in the ordinary course of business consistent with past practice or agreements entered into at the direction of the Buyer in connection with the consummation of the transactions contemplated hereby;

(xvi)                         except for any cash contributed by the Seller to the Company after the date hereof, make any dividend or other payment or distribution, directly or indirectly (including by means of a repurchase of equity), to any shareholders or other equity holders of the Company (in their capacity as a shareholder or equity holder), except for payment of fees or reimbursement of expenses incurred in connection with service as a member of the Company’s or Seller’s board of managers in amounts not to exceed $25,000 in the aggregate;

(xvii)                      repay any Indebtedness, other than (A) payments in respect of Indebtedness under the Senior Credit Facility and (B) regularly scheduled payments in accordance with the terms governing such Indebtedness;

(xviii)                   other than purchases of inventory and forms in the ordinary course of business and other asset acquisitions made in accordance with the Budget, purchase or acquire any asset for an aggregate purchase price of more than $200,000;

(xix)                           first incur Rebate Obligations to any customer of more than $100,000 or to all customers of more than $500,000 for any twelve-month period; or

(xx)                              enter into any agreement to do any of the foregoing.

3C.                               Cancellation of Accounts from Seller.  The Buyer acknowledges and agrees that, notwithstanding anything herein to the contrary, at or prior to the Closing, the Company and its Subsidiaries may cancel or forgive any receivable, note or other liability or obligation owing from the Seller or any holder or equity interests of the Seller to the Company or any of its Subsidiaries that is included in the “Accumulated Deficit” or “Due from NSP Holdings L.L.C.” line items of the Company’s balance sheet (as updated through the Closing Date), that such cancellation or forgiveness shall be without liability to the Seller or any holder of equity interests of the Seller and that all representations and warranties made hereunder shall be made as though such receivable, note, or other liability or obligation was never outstanding.  Furthermore, for the avoidance of doubt, nothing in this Agreement shall prevent, or be construed to prevent, Seller from distributing its cash to its equityholders or any other Person using the basket provided in Section 4.11(B)(8) of the Holdco Notes Indenture (with it being understood that in the event that any cash is left in the Seller, such cash shall be for the exclusive benefit of the Seller and its equityholders).

3D.                              Ordinary Conduct of NSP Capital.  During the period from the date of this Agreement to the Closing, the Seller shall cause NSP Capital to not engage in any business or activities other than as necessary to (i) maintain its corporate existence and (ii) perform its obligations under the Holdco Notes, the Holdco Notes Indenture and any other agreement related thereto or contemplated therein.

3E.                                Financial Statements.  Promptly after becoming available and in any event within 30 days after the end of each month after the date hereof, the Company shall deliver to the Buyer a consolidated balance sheet of the Company and its Subsidiaries as of the end of such month, and consolidated statements of income and cash flows of the Company and its

Subsidiaries for such monthly period, prepared in a manner consistent with the Company’s customary practice for monthly financial statements.

3F.                                Financing Sources.

(i)                                     From the date hereof until the Closing Date, unless otherwise agreed in writing by Buyer, the Company shall, and shall cause its Subsidiaries and their respective personnel and advisors to, take, at the Buyer’s expense, commercially reasonable efforts to cooperate in connection with the proposed debt financing by Buyer of the transaction contemplated hereby as may be reasonably requested by Buyer, including without limitation, the participation of Company personnel in meetings, due diligence sessions, the preparation of offering memoranda, private placement memoranda, and similar documents; provided that, notwithstanding anything herein or elsewhere in this Agreement to the contrary, the Company shall not be required to deliver or cause the delivery of any legal opinions in connection with Buyer’s debt financing.  The Buyer agrees that the execution of any documents referred to in the preceding sentence shall be subject to the consummation of the Closing.

(ii)                                  In the event that Buyer elects to make a tender offer for all or any portion of the Notes or the Holdco Notes (collectively, the “Debt Tender”) and/or elects to seek consents to amendment or waiver of one or more covenants in the Notes, the Holdco Notes, the Indenture or the Holdco Notes Indenture (collectively, the “Consent Solicitation”), the Buyer shall commence the Debt Tender and Consent Solicitation in sufficient time to permit a closing thereof on or prior to the Termination Date.  The Buyer shall cause the Debt Tender to be accomplished in accordance with applicable law, including Rule 14e promulgated pursuant to the Exchange Act, and the Consent Solicitation to be accomplished in accordance with applicable law.  The Buyer shall use reasonable best efforts to cause the Debt Tender and the Consent Solicitation to seek consent for the waiver of covenants set forth in the Holdco Notes Indenture reasonably necessary for the transactions contemplated hereby (and shall seek consent for waivers of the covenants under Section 4.11 and Section 5.01(c) thereof) such that such provisions shall not be applicable to the transactions contemplated hereby.  The Buyer shall provide the Company and the Seller a reasonable opportunity to review and comment upon all filings, mailings and other submissions and documents prepared in connection with the Debt Tender and the Consent Solicitation, as applicable, and shall reflect any comments that are reasonable or necessary to comply with applicable law.  The Seller and the Company shall use commercially reasonable efforts to assist Buyer in connection with the preparation of all filings, mailings or other submissions to be made in connection with the Debt Tender and the Consent Solicitation, as applicable; provided that neither the Company nor the Seller shall be required to deliver (x) any opinion of counsel in connection with the Debt Tender or the Consent Solicitation or (y) any representation or warranty in connection with the Debt Tender or the Consent Solicitation that may, directly or indirectly, provide for liability to the Seller at any time or the Company or any of its Subsidiaries at any time at or prior to the Closing (with it being understood and agreed that no representation, warranty or covenant hereunder shall be deemed breached as a result of delivery of documents requested by the Buyer in connection with the Debt Tender or the Consent Solicitation).  The Buyer shall ensure that the Debt Tender shall not be consummated, nor shall any amounts be payable to the holders of the Notes or Holdco Notes in connection with the Debt Tender or the Consent Solicitation, at any time prior to Closing or in the event this Agreement is terminated.  Notwithstanding anything herein to the contrary, except to the extent included in the computation of March Net Indebtedness, all amounts (including premiums, consent fees and interest accruals related to the Debt Tender and the Consent Solicitation), and all costs, fees and expenses incurred in connection with the Debt Tender and the Consent Solicitation or payments made in connection therewith, including payments made to the investment banking firm managing such Debt Tender and/or Consent Solicitation, and legal and accounting fees and expenses incurred in connection therewith, shall be paid by the Buyer.

(iii)                               If, at any time prior to the Closing, any information relating to the Company or any Subsidiary, or any of its Affiliates, officers, directors or employees should be discovered by Buyer, Merger Sub, the Company or any Subsidiary of a type which should be set forth in an amendment or supplement to the documents filed or mailed in respect of the Debt Tender or the Consent Solicitation so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall promptly be prepared by Buyer, and, if required, filed with the Securities Exchange Commission and/or disseminated to the holders of the Notes and/or Holdco Notes, as applicable.

3G.                               280G Cooperation.  The Seller will, and will cause the Company to, prior to the Closing Date, seek to ensure that the shareholder approval requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated pursuant thereto are satisfied to the extent necessary such that payments by the Seller or the Company to any employees of the Company or any of its Subsidiaries arising in whole or in part as a result of the transactions contemplated hereby based on arrangements in place at the Closing (other than arrangements entered into at the direction of Buyer on the Closing Date) will not be characterized as parachute payments under Section 280G of the Code.

3H.                              Exclusive Transaction.  In consideration of the substantial expenditures of time, effort and expense to be undertaken by Buyer in connection with its due diligence review and the preparation and negotiation of this Agreement with Seller, Seller agrees that from the date of this Agreement and until the earlier of the Closing Date and the date that this Agreement is terminated in accordance with its terms, neither the Seller nor the Company or any of their Subsidiaries shall, directly or indirectly, through any officer, director, employee or agent (including through any investment banker, attorney or accountant retained by any of the foregoing), solicit the submission of any proposal, offer, inquiry or contact from any Person relating to (i) any sale of all or any portion of the Company Equity Interests or NSP Capital Shares or assets of the Seller, the Company or any of their Subsidiaries with any Person other than the Buyer, its Affiliates and their representatives (other than sales of inventory or obsolete or worn assets in the ordinary course of business consistent with past practice) or (ii) any merger, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Seller, NSP Capital, the Company or any of their Subsidiaries, or participate in any discussions or negotiations regarding any of the foregoing (each such transaction being referred to herein as a “Proposed Acquisition Transaction”).  The Seller, the Company and their Subsidiaries shall promptly cease and cause to be terminated any and all negotiations with such third parties regarding any of the foregoing.  The Seller shall not waive any provision of any confidentiality agreement that it entered into in connection with the transactions contemplated hereby.  In the event that the Company, the Seller or UBS receives any bona fide proposal to enter into negotiations in respect of, or a written or bona fide verbal proposal regarding, a Proposed Acquisition Transaction, the Company shall provide prompt notice of such proposal to the Buyer and the Company’s response thereto.

3I.                                   Closing Net Indebtedness.  Not less than two (2) days prior to Closing, the Company shall provide to Buyer a good faith estimate of Net Indebtedness as of the Closing based on currency exchange rates as of two days prior to the date of delivery (the “Closing Net Indebtedness”) (with it being understood that because of the number of the Company’s bank accounts, it will be difficult to provide a precise amount of the cash portion of Closing Net Indebtedness).  The schedule setting forth Buyer’s estimate of Closing Net Indebtedness shall be in substantially the form of the calculation of March Net Indebtedness attached hereto.

3J.                                  Equity Transactions.

(i)                                     Notwithstanding anything in this Agreement to the contrary, to the extent that any such distribution does not violate the Indenture or the Holdco Notes Indenture (determined after giving effect to any amendment or waiver of any provision thereof in connection with the transactions contemplated hereby) the Company may either (x) distribute to the Seller a number of shares of North (“North Management Shares”) having a value, as reasonably determined by the Buyer, equal to the Management Equity Rollover Amount and, to the extent necessary to make such transaction a “Restricted Payment” for purposes of the Indenture, the Seller may redeem certain membership interests of the Company (whereupon such membership interests shall be canceled) and thereafter the Seller shall distribute such North Management Shares to certain of its unitholders that are members of Seller that are intending to acquire equity in the Buyer or its parent company (the “Rollover Management Unitholders”) in redemption of units of the Seller having a value, as reasonably determined by the Seller, equal to the Management Equity Rollover Amount or (y) distribute to the Rollover Management Unitholders a number of North Shares having a value, as reasonably determined by the Buyer, equal to the Management Equity Rollover Amount in exchange for units of Seller having a value, as reasonably determined by the Seller, equal to the Management Equity Rollover Amount.  Prior to making any such distribution, the Company shall (A) have received reasonable assurance that the Rollover Management Unitholders have entered into an agreement with Buyer agreeing that at the Closing, such Rollover Management Unitholders will contribute the North Management Shares to Buyer or Buyer’s ultimate parent company (the “Ultimate Parent Company”) in exchange for equity securities of the Ultimate Parent Company having a value equal to the Management Equity Rollover Amount in a transaction intended to qualify as an exchange under Section 351(a) or Section 721 of the Code, and otherwise containing customary representations, warranties and covenants from the Ultimate Parent Company and such Rollover Management Unitholder regarding such exchange and (B) have ensured that the Rollover Management

Unitholders have agreed in writing for the benefit of the Seller and its unitholders that, from and after the Closing, he or she agrees that the aggregate amount of cash to be distributed by Seller in respect of its outstanding units to such Rollover Management Unitholder shall be reduced to reflect the redemption of units described in the immediately preceding sentence.  In the event that the transactions contemplated by this Section 3J(i) are completed, the parties agree that the Purchase Price paid to the Seller at Closing shall be reduced by the Management Equity Rollover Amount.  Each of the Company and the Buyer shall use reasonable best efforts to cause the management rollover described in this Section 3J(i) to occur.

(ii)                                  The Seller has advised Buyer that certain unitholders of the Seller are “blocker corporations”.   Prior to Closing, the Seller may present Buyer with a structure that would provide for Buyer to purchase, directly or indirectly, the blocker corporations.  At Seller’s request, the Seller and the Buyer shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to negotiate in good faith the terms of an agreement for the purchase and sale of the blocker corporations in connection with either the sale of the Company pursuant to this Agreement or, pursuant to Section 3K below, the sale of Seller, it being understood that Buyer shall not be required to acquire the blocker corporations in a structure that the Buyer reasonably believes would have adverse consequences (whether economic, tax or otherwise) to Buyer.

(iii)                               No representation, warranty or covenant of the Seller or the Company made hereunder shall be deemed breached or untrue as a result of the transactions contemplated by Section 3J(i); provided that nothing herein shall relieve the Seller or the Company for breach of the covenants set forth in Section 3J(i).

3K.                              Sale of Seller.  At the request of the Buyer, the Seller and the Buyer shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to negotiate in good faith the terms of an agreement for the purchase and sale of the outstanding units of the Seller (the “Replacement Agreement”) in which the provisions of Section 5.01(c) of the Holdco Notes Indenture would be inapplicable.  The Replacement Agreement shall (i) provide for no change in the amount or form of the Purchase Price, (ii) include representations, warranties, covenants and agreements for the respective parties that are substantially the same as those made in this Agreement (subject to changes as referenced in disclosure schedules attached thereto (which revised disclosure schedules shall require the consent of the Buyer prior to signing if such schedules set forth a Company Material Adverse Effect relative to the disclosures in the Company Disclosure Letter) and other changes reasonably necessary to reflect the difference between the Seller as target versus the Company as target), (iii) provide for post-Closing remedies against the Seller’s unitholders only to the extent and on the terms set forth in the Seller Member Letter and otherwise shall not provide for post-Closing remedies in respect of representations, warranties or pre-Closing covenants, (iv) impose no additional conditions to the parties’ respective obligations hereunder, (v) contain a reaffirmation of obligations of the counterparties to the Debt Commitment Letter and the Equity Commitment Letter, and (vi) include only such modifications as may be necessary to reflect the sale of the Seller as opposed to the sale of the Company and as may be necessary to deliver Buyer a clean equity capital structure (i.e., termination of UAR rights and option grants upon the Closing).  In the event that the Seller enters into the Replacement Agreement, it shall (A) promptly advise its unitholders of the Replacement Agreement and the terms thereof, (B) advise its unitholders that the transactions contemplated by the Replacement Agreement constitute an “Approved Company Sale” as such term is set forth in the Second Amended and Restated Limited Liability Company Agreement of the Seller (as amended, the “Seller LLC Agreement”), and/or (C) inform its unitholders that, subject to compliance with the terms of Section 9.3 of the Seller LLC Agreement, failure to execute and deliver the Replacement Agreement and perform its obligations thereunder shall constitute a breach of Section 9.3 of the Seller LLC Agreement.  The Seller shall cause its counsel to respond promptly after receipt of any draft of the Replacement Agreement prepared by Buyer’s counsel, regardless of when prepared by Buyer’s counsel.  The Replacement Agreement shall be executed by the relevant parties promptly after the later of (1) the date that both of (x) and (y) have occurred: (x) the Buyer advises the Seller that the Buyer has concluded that, after consultation with its debt financing sources, it will not be able to obtain a consent to waive the applicability of the Company Coverage Ratio Exception (as defined in the Holdco Notes Indenture) under Section 4.11 and Section 5.01(c) of the Holdco Notes Indenture with respect to the transactions contemplated hereby (a “Replacement Notice”) and (y) the Company’s Chief Financial Officer could not reasonably conclude that the Company will be able to incur at least $1 of additional Indebtedness (as defined in the Holdco Notes Indenture) under the Company Coverage Ratio Exception as of immediately after the assignment and assumption of the Holdco Notes on or prior to the later of (I) July 8, 2005 and (II) the third (3rd) business day after receipt of a Replacement Notice, and (2) the date that the Replacement Agreement is agreed to between the parties.  In reaching such conclusion, each of the Buyer and the Company agree to use reasonable best efforts to deliver to the other such additional information as may reasonably be requested to confirm the Chief Financial Officer’s conclusions regarding the Company Coverage Ratio Exception after the Closing.  No party shall willfully take any action that would cause the Seller to not be able make the certification in respect of Section 5.01(c) of the Holdco Notes Indenture to the Trustee under the Holdco Notes Indenture in connection with the assignment and assumption of the Holdco Notes and Holdco Notes Indenture.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to the Buyer to enter into this Agreement, the Company hereby represents and warrants that:

4A.                             Organization and Corporate Power.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Company Material Adverse Effect.  The Company and its Subsidiaries have all requisite corporate or limited liability company power and authority necessary to own and operate their properties and to carry on their businesses as now conducted and to enter into this Agreement and consummate the transactions contemplated hereby.  The copies of the Company’s Certificate of Formation and Agreement of Limited Liability Company which have been made available to the Buyer reflect all amendments made thereto at any time prior to the date of this Agreement.

4B.                               Company Equity Interests.  All of the Company Equity Interests have been duly authorized and are validly issued.  There are no rights, subscriptions, warrants, or options to purchase or otherwise acquire any equity interests of the Company or securities or obligations of any kind convertible into or exchangeable for any equity interests of the Company.  The Company Equity Interests represent all of the issued and outstanding equity interests in the Company.

4C.                               Subsidiaries.  Section 4C of the Company Disclosure Letter sets forth the name of each Subsidiary of the Company, the jurisdiction of its incorporation or organization, the direct owner of the outstanding capital stock or other equity securities of such Subsidiaries and the percentage of the outstanding capital stock or other equity interests of such Subsidiary owned by the Company or any of its Subsidiaries.  Each such Subsidiary listed on Section 4C of the Company Disclosure Letter is an entity validly existing and in good standing (or an equivalent foreign concept to the extent applicable) under the laws of the jurisdiction of its incorporation or organization and is qualified to do business in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Company Material Adverse Effect.  Except as set forth on Section 4C of the Company Disclosure Letter, all of the outstanding capital stock or other equity securities of each such Subsidiary are owned by the Company or another Subsidiary free and clear of any Liens, except for Liens arising pursuant to the Senior Credit Facility and restrictions on transfer under applicable securities law.  There are no rights, subscriptions, warrants, or options to purchase or otherwise acquire any shares of capital stock or equity securities of any of the Subsidiaries or obligations of any kind convertible into or exchangeable for any shares of capital stock or equity securities of such Subsidiaries.  Except for the Subsidiaries or except as set forth on Section 4C of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any shares of stock or any other security or interest in any other Person or has entered into any joint venture arrangement.  Other than as set forth on Section 4C of the Company Disclosure Letter, there are no shareholders agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party relating to the purchase, sale, voting or disposition of any shares of capital stock or other equity securities of such Subsidiaries.

4D.                              Authorization; No Breach.  This Agreement has been duly executed and delivered by the Company, and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles.  Except as set forth on Section 4D of the Company Disclosure Letter, assuming receipt of HSR Approval, the execution and delivery of this Agreement by the Company do not (i) result in any material breach of any of the provisions of, (ii) constitute a material default under, (iii) give any third party the right to terminate or accelerate any material right under, (iv) result in the creation of any Lien upon any of the equity interests or any assets of the Company or its Subsidiaries under, or (v) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body under (a) the provisions of the Certificate of Formation or Limited Liability Company Agreement of the Company, (b) any Company Material Contract or Lease, (c) any judgment, order or decree to which the Company or any of its Subsidiaries is subject, or (d) any law, statute, rule or regulation, to which the Company or its Subsidiaries is subject, except in the cases of clause (b) foregoing, as would not result in a Company Material Adverse Effect.

Immediately prior to the Closing, without giving effect to the transactions contemplated hereby, (x) no Default or Event of Default (as defined in the Indenture and the Holdco Notes Indenture, respectively) shall have occurred and be continuing (including as a result of the transactions contemplated by Section 3J(i)), and (y) each of the Company and the Seller shall be entitled to incur $1 of additional Indebtedness (as defined in the Indenture and the Holdco Notes Indenture, respectively) (other than Permitted Indebtedness (as defined in the Indenture and the Holdco Notes Indenture, respectively)) for purposes of the Coverage Ratio Exception (as defined in the Indenture) and the Company Coverage Ratio Exception (as defined in the Holdco Notes Indenture) under the Indenture and the Holdco Notes Indenture, as applicable; provided that no representation or warranty shall be deemed made pursuant to this clause (y) with respect to the Holdco Notes Indenture to the extent compliance with Section 4.11 and Section 5.01(c) of the Holdco Notes Indenture is waived in accordance with the Holdco Notes Indenture prior to Closing, whether as part of the Debt Tender, the Consent Solicitation or otherwise.  Notwithstanding anything to the contrary contained herein, the parties agree that no representation or warranty is being made by the Company pursuant to this Section 4D or elsewhere in this Agreement with regard to any default under the Indenture or the Holdco Notes Indenture as a result of the amount of debt financing (including preferred equity that is treated as debt for accounting purposes) arranged by Buyer or any of its Affiliates for the Buyer, the Company and their respective Subsidiaries with respect to periods from and after the Closing or the merger of any Subsidiary of Buyer with and into the Company after the Closing.

4E.                                Financial Statements; Company SEC Reports.  Section 4E of the Company Disclosure Letter sets forth the following financial statements:  (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of each of December 31,  2003 and December 31, 2004 (the “Latest Audited Balance Sheet”) and the related audited consolidated statements of income and cash flows for the fiscal years then ended and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of April 2, 2005 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of income and cash flows for the three-month period then ended.  Each of the foregoing financial statements (including the notes thereto, if any, collectively, the “Financial Statements”) has been prepared in accordance with GAAP applied on a consistent basis and presents fairly in all material respects the financial position of the Company and its Subsidiaries at December 31, 2003, December 31, 2004 and April 2, 2005, respectively, and results of their operations for the periods referred to therein (subject in the case of the unaudited financial statements to the lack of footnote disclosure and changes resulting from normal year-end adjustments).  None of the Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), contained or, in the case of an amended or superseding filing, will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (with it being understood that (x) no representation is being made regarding any financial statements included in the Company SEC Reports except as set forth in the immediately foregoing sentence and (y) the Company SEC Reports (other than the consolidated financial statements (without regard to footnotes) contained therein) did not include information regarding Subsidiaries that are not guarantors of the Notes or the Holdco Notes).

4F.                                Permits.  Each of the Company and its Subsidiaries holds all permits, licenses or other authorizations of governmental agencies that are required for the conduct of its business as presently conducted, except where the failure to obtain or hold any such permits, licenses or authorizations would not be reasonably likely to result in a Company Material Adverse Effect, and each of the Company and its Subsidiaries is in compliance with such required permits, licenses and authorizations, except where the failure to comply would not be reasonably likely to result in a Company Material Adverse Effect.

4G.                               Absence of Certain Developments.  Except as set forth in Section 4G of the Company Disclosure Letter or as otherwise contemplated by this Agreement (including Section 3B), since the date of the Latest Balance Sheet, neither the Company nor any of its Subsidiaries has:

(i)                                     suffered a Company Material Adverse Effect;

(ii)                                  issued or sold any of its membership interests or equity securities, securities convertible into its membership interests or equity securities or warrants, options or other rights to acquire its membership interests or equity securities;

(iii)                               except for Permitted Encumbrances and except for sales of inventory or obsolete or worn assets in the ordinary course of business consistent with past practice, sold, leased, subleased, mortgaged, licensed, pledged or otherwise encumbered or disposed of any of the assets or properties owned by the Company or its Subsidiaries that are material, individually or in the aggregate;

(iv)                              sold, assigned or transferred, or granted a license to, any material patents, trademarks, trade names, copyrights, trade secrets or other intangible assets owned by the Company or any of its Subsidiaries, except in the ordinary course of business;

(v)                                 (a) entered into any employment, deferred compensation, severance, retirement or similar agreement or arrangement with any director, officer or employee of the Company or any Subsidiary (or amended any such existing agreement), (b) granted any severance or termination pay to any director, officer or employee of the Company or any Subsidiary or (c) materially changed any compensation, benefit plans or other benefits payable to any director, officer or employee of the Company or any Subsidiary, in each case other than with respect to non-executive employees in the ordinary course of business consistent with past practice or except as required by applicable law or contractual obligations or other agreements or employee benefit plans existing on the date hereof and disclosed in the Company Disclosure Letter;

(vi)                              amended in any material manner, cancelled, terminated or waived any material term of any of the Company Material Contracts or Leases, other than in the ordinary course of business consistent with past practices;

(vii)                           entered into or agreed to enter into any new or amended contract with any unions representing employees of the Company or any Subsidiary;

(viii)                        made any capital expenditure of more than $250,000, except in accordance with the Budget;

(ix)                                changed an annual accounting period or adopted or changed any material accounting method unless required by GAAP;

(x)                                   changed any of the material accounting methods used by it or adopted any material accounting method unless required by GAAP or the Code, or made any material election relating to Taxes or changed any material election relating to Taxes already made unless required by GAAP or the Code;

(xi)                                altered through merger, liquidation, reorganization, restructuring, election or in any other manner the corporate structure, ownership or classification for Tax purposes of the Company or any Subsidiary;

(xii)                             cancelled, compromised, waived or released any right or claim (or series of related rights and claims) that are material, individually or in the aggregate, outside of the ordinary course of business consistent with past practice;

(xiii)                          settled or compromised any material claim, dispute, action or litigation (including with respect to Taxes), or forgiven or cancelled any material liability of any third party to the Company or any of its Subsidiaries,

(xiv)                         made any dividend or other payment or distribution, directly or indirectly (including by means of a repurchase of equity), to any shareholders or other equity holders of the Company (in their capacity as shareholder or equity holder), except for payment of fees or reimbursement of expenses incurred in connection with service as a member of the Company’s or Seller’s board of managers in amounts not to exceed $25,000 in the aggregate;

(xv)                            incurred, assumed, or guaranteed any Indebtedness, other than (A) amounts to be included in the definition of Adjustment Amount, (B) interest accruing on Indebtedness, (C) issuances of letters of credit in replacement of expiring letters of credit as long as the obligation of the Company and its Subsidiaries under the new letter of credit does not exceed the obligation of the Company and its Subsidiaries under the expiring letter of credit and (D) the completion of the exchange offer in connection with the Holdco Notes; provided that increases in the amount of Indebtedness arising from fluctuations in foreign exchange rates shall not be deemed an incurrence or assumption of Indebtedness

(xvi)                         made any loans or advances to, or guarantees for the benefit of, any Persons other than the Company or any of its Subsidiaries and travel advances to employees in the ordinary course of business; or

(xvii)                      suffered any material damage, destruction or other casualty loss with respect to property owned by the Company or any of its Subsidiaries that is not covered by insurance.

4H.                              Title to Properties, etc.

(i)                                     Section 4H of the Company Disclosure Letter sets forth the address of each parcel of Owned Real Property.  With respect to each parcel of Owned Real Property and, in the cases of clauses (b) and (c), as does not materially impair the business operations of the Company and its Subsidiaries:  (a) the Company or one of its Subsidiaries has good fee simple title, free and clear of all Liens, except Permitted Encumbrances; (b) except as set forth on Section 4H of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (c) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(ii)                                  Section 4H of the Company Disclosure Letter sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such parcel of Leased Real Property.  The Company has not received written notice of any material default under any of the Leases which has not been cured or waived.  To the Company’s knowledge, except as set forth on Section 4D or Section 4H of the Company Disclosure Letter, no event has occurred which would allow the other party thereto to terminate or accelerate performance under or otherwise modify (including upon the giving of notice or the passage of time) any of such Leases.  No Person has terminated, accelerated performance or modified any of such Leases.  The Leases listed on Section 4H of the Company Disclosure Letter are valid and binding agreements of the Company or a Subsidiary and are in full force and effect.

(iii)                               Except (a) as set forth on Section 4H of the Company Disclosure Letter attached hereto, (b) as set forth on the Latest Audited Balance Sheet, and (c) for Permitted Encumbrances, the Company or one of its Subsidiaries owns, free and clear of all Liens, or has a contract, license or lease to use, all of the personal property and assets shown on the Latest Audited Balance Sheet, acquired thereafter or located on its premises which is material to its business or operations.  The assets of the Company and its Subsidiaries will as of the Closing include all of the tangible assets, whether real or personal, that are necessary for the Company and its Subsidiaries immediately after Closing to conduct in all material respects the business of the Company and its Subsidiaries as conducted immediately prior to the Closing.

(iv)                              To the Company’s knowledge there is no, and neither the Company nor any of the Subsidiaries has received written notice of an existing or threatened, change in the zoning classification of any Owned Real Property or Leased Real Property (or any portion thereof) from that in effect on the date of this Agreement, in each instance, which would be reasonably expected to have a Company Material Adverse Effect.

(v)                                 Except as listed on Section 4H of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received, since January 1, 2000, written notice of an outstanding violation of any applicable law, rule or regulation relating to any material part of the Owned Real Property or Leased Real Property or the operation thereof or written notice of condemnation, special assessment or the like, with respect thereto which, in any such case, would be reasonably expected to have a Company Material Adverse Effect.

4I.                                   Tax Matters.  Except as set forth on Section 4I of the Company Disclosure Letter, (i) the Company and each of its Subsidiaries has timely filed all Tax Returns that it is required to file and all such Tax Returns are true, correct and accurate in all material respects; (ii) all Taxes due and owing by the Company or any of its Subsidiaries have been timely paid, all Taxes required to have been withheld and paid over to a Taxing authority by the Company or any Subsidiary have been so withheld and paid over, and there are no Liens (other than Permitted Encumbrances) with respect to Taxes on any of the assets or properties or the Company or any of its Subsidiaries; (iii) no deficiency or proposed adjustment which has not been paid or resolved for any material amount of Tax has been asserted or assessed by any Taxing authority against the Company or any of its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any Taxing authority; (v) as of the date hereof, there are no ongoing or pending Tax audits by any Taxing authority against the Company or any of its Subsidiaries; (vi) neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, indemnification or sharing agreement; (vii) during the last three fiscal years, none of the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code; (viii) since the date of the Latest Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice; (ix) none of the Company nor any of its Subsidiaries (A) has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or (B) has any liability for the Taxes of any Person under Treas. Reg. §1.1502-6 (or any similar provision of state, local or foreign income Tax law), as a transferee or successor, by contract, or otherwise; (x) no claim has been made by a Taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Taxes assessed by such jurisdiction, (xi) the unpaid income Taxes of the Company and its Subsidiaries did not, as of the date of the Latest Balance Sheet, exceed the reserve for income Tax liability set forth on the Latest Balance Sheet, (xii) none of the Company nor any of its Subsidiaries has entered into any transaction which is a “reportable transaction” (as defined in Treasury Regulation Section 1.6011-4) or a “potentially abusive tax shelter” (as defined in Treasury Regulation Section 1.6112-1), (xiii) neither the Company nor any of its Subsidiaries is a party to any contract, plan or arrangement (written or otherwise) covering any Person that, individually or collectively, would, in whole or in part resulting from the consummation of the transactions contemplated hereby, result in the payment of any amount that will not be deductible pursuant to the terms of Section 280G of the Code, (xiv) no corporate subsidiary of the Company is, nor has any corporate subsidiary of the Company been, a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period described in Code Section 897(c)(1)(A)(ii), (xv) Section 4I of the Company Disclosure Letter sets forth, with respect to the Company and each of its Subsidiaries, the name of such entity and the characterization of such entity for U.S. federal Tax purposes, and (xvi) neither the Company nor any of its Subsidiaries (during such period that such Subsidiaries have been owned by the Company) has made any election to change the characterization of such entity for U.S. federal income tax purposes.

4J.                                  Company Material Contracts.  Section 4J of the Company Disclosure Letter sets forth a list as of the date of this Agreement of each of the following types of written contracts to which any of the Company or its Subsidiaries is a party:

(i)                                     any employment, consulting or similar agreement or contract with any officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries that has future liability (including severance, change in control or other similar payments) in excess of $200,000 in any 12-month period;

(ii)                                  any employee collective bargaining agreement, workers’ council or similar statutory organization agreement or other labor union contract;

(iii)                               any non-competition or non-solicitation contract, including any contract that after the Closing will restrict the conduct of any line of business by the Company or any Subsidiary or upon consummation of the transactions contemplated hereby will restrict the ability of the Company or any Subsidiary to engage in any line of business in which they may lawfully engage;

(iv)                              any lease or similar agreement under which (A) the Company or one of its Subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (B) the Company or one of its Subsidiaries is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by the Company or one of its Subsidiaries, in any case which has future liability in excess of $250,000 in any 12-month period and which cannot be terminated for a liability of $250,000 or less;

(v)                                 any agreement or contract under which the Company or one of its Subsidiaries has borrowed any money or issued any note, indenture or other evidence of indebtedness or guaranteed indebtedness or liabilities of others (other than intercompany indebtedness solely among the Company and its Subsidiaries, endorsements for the purpose of collection, loans made to employees for relocation, travel or other employment-related purposes, or purchases of equipment or materials made under conditional sales contracts, in each case in the ordinary course of business), in each case having an outstanding principal amount in excess of $250,000;

(vi)                              any material agreement or contract with a governmental entity providing for payments to the Company and its Subsidiaries in excess of $250,000 in the next twelve-month period;

(vii)                           any agreement or contract pursuant to which a counterparty thereto has made a written claim for indemnification against the Company or any of its Subsidiaries which has not been settled or resolved (other than warranty claims in the ordinary course of business);

(viii)                        any other agreement, contract, lease, license or instrument, in each case not included in clauses (i) through (vii) above or set forth on any of the other Sections of the Company Disclosure Letter, to which the Company or one of its Subsidiaries is a party or by or to which any of their assets are bound or subject which has future liability or benefit to the Company or one of its Subsidiaries in excess of $500,000 in any 12-month period and is not terminable by it upon notice of 60 calendar days or less without the payment of any termination penalty (other than warranty obligations in the ordinary course of business, purchase orders in the ordinary course of business, Leases, License Agreements and Acquisition Agreements); or

(ix)                                any agreement, contract, memorandum of understanding, side letter or other arrangement, whether written or oral, pursuant to which the Company or any of its Subsidiaries has asserted claims for indemnification or contribution against a prior owner of the Company or any of its Subsidiaries for asbestosis, silicosis, mixed dust, benzene or similar claims or litigation to which the Company or any of its Subsidiaries is subject (including as may relate to respiratory product liability litigation or claims) relating to products manufactured, distributed or sold by the Company or any of its Subsidiaries.

The Company has delivered to, or made available for inspection by, the Buyer a copy of each contract, lease, license, instrument or other agreement required to be listed on Section 4J of the Company Disclosure Letter (collectively, the “Company Material Contracts”), other than exhibits or schedules to such contract, lease, license, instrument or other agreement that would not reasonably be expected to impact the unexpired rights or obligations of the Company or its Subsidiaries under such Company Material Contracts in any material respect.  The Company Material Contracts are valid and binding agreements of the Company or a Subsidiary and are in full force and effect.  Each Company Material Contract is enforceable against the Company or its Subsidiaries, as applicable (and, to the Company’s knowledge, any other parties to such Company Material Contract), in accordance with its terms.  Except as disclosed on Section 4J of the Company Disclosure Letter or any other section of the Company Disclosure Letter, the Company or one of its Subsidiaries, as applicable, has performed all material obligations required to be performed by them to date under the Company Material Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder in any material respect.

4K.                              Intellectual Property.

(i)                                     Set forth on Section 4K of the Company Disclosure Letter is a true and accurate list of all material (A) issued patents and patent applications, (B) trademark and service mark registrations and applications for registration thereof and material unregistered trademarks, (C) registrations of and applications for copyrights and mask works, and (D) internet domain name registrations and applications therefor, in each case that are owned by the Company or any of its Subsidiaries.  Each such item of Company Intellectual Property and each pending patent application has been duly maintained or prosecuted, as applicable, and has not been cancelled, expired or abandoned.  Section 4K of the Company Disclosure Letter also sets forth (1) each material license in effect as of the date of this Agreement of Company Intellectual Property to a third party, (2) each material third party license of Intellectual Property Rights to the Company or its Subsidiaries, excluding licenses of commercially available off the shelf software, and (3) any material joint development agreement for next generation fire products (each, a “License Agreement”). Except as set forth on Section 4K of the Company Disclosure Letter, (x) each License Agreement is in full force and effect and is valid and legally binding on the Company or a Subsidiary that is a party thereto, (y) neither the Company nor any Subsidiary is in material default or breach of such License Agreement, and no event has occurred that with notice or lapse of time would constitute a material default or breach or permit termination, or any material modification, or acceleration of material rights thereunder; and (z) neither the Company nor any Subsidiary has granted any sublicense with respect to such License Agreement except in the ordinary course of business and as permitted under the applicable License Agreement.  Except as set forth on Section 4K of the Company Disclosure Letter, the Company or one of its Subsidiaries owns and possesses good title to all Company Intellectual Property, free of Liens (other than Permitted Encumbrances).  The Company and its Subsidiaries own or have a valid right to use all material Intellectual Property Rights used in their businesses as presently conducted.  Except as set forth on Section 4K of the Company Disclosure Letter, no claims are pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to the ownership, use, enforceability or validity of any Company Intellectual Property and neither the Company nor any of its Subsidiaries has brought any claim for infringement or misappropriation of Company Intellectual Property against any third party.  Each item of (i) Company Intellectual Property, and (ii) Intellectual Property Rights owned by third parties which are the subject of a License Agreement will be owned or available for use by the Company and the Subsidiaries on substantially the same terms and conditions immediately subsequent to the Closing as immediately prior to the Closing, except in the case of Intellectual Property Rights which are the subject of a License Agreement, where the failure to be owned or available for use would not result in a Company Material Adverse Effect.  Except as set forth on Section 4K of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries have been sued or charged as a defendant in, or to the knowledge of the Company, threatened in writing with any claim, suit, action, or proceeding which involves a claim of infringement, misappropriation or dilution of any Intellectual Property Rights of any third party or conflicting ownership rights of any Company Intellectual Property and which has not been finally terminated prior to the date hereof which if determined adversely to the Company and its Subsidiaries would result in a Company Material Adverse Effect.  Except as would not result in a Company Material Adverse Effect, all Company Intellectual Property and Intellectual Property Rights owned by third parties which are the subject of a License Agreement which derive independent economic value, actual or potential, from not being generally known to the public have been maintained by the Company and its Subsidiaries in confidence in accordance with protection procedures that the Company believes are adequate for protection.

(ii)                                  Except as would not result in a Company Material Adverse Effect, the information technology systems owned, licensed, leased, operated on behalf of, or otherwise held for use in the business by Company and/or its Subsidiaries, including all computer hardware, software, firmware and telecommunications systems used in the business of Company and its Subsidiaries, perform reliably and in material conformance with the appropriate specifications or documentation for such systems.  Except as would not result in a

Company Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable steps to provide for the archival, back-up, recovery and restoration of the critical business data of their business.  Except as would not result in a Company Material Adverse Efect, all material computer software, including without limitation any separately sold component elements of computer software used by or on behalf of the Company or any Subsidiary in the conduct of its business and material thereto (collectively, the “Business Software”) is adequately documented, and the Company or the relevant Subsidiary(ies) has made adequate provision for the maintenance and support of the Business Software for its continued use in conduct of its business.

4L.                                Litigation.  Except as set forth on Section 4L of the Company Disclosure Letter, there are no actions, suits, proceedings or orders pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries at law or in equity, or before or by any Governmental Authority, that are not covered by insurance or indemnification (subject to deductibles, self-insured retentions or similar limitations) and which if determined adversely to the Company or any of its Subsidiaries would result in a Company Material Adverse Effect.  There are no outstanding judgments, decrees or orders of any Governmental Authority against the Company or any Subsidiary or any of their respective assets or businesses.

4M.                           Brokerage.  Except to the extent included as Company Expenses, there are no claims for brokerage commissions, finders fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Seller, the Seller’s unitholders, the Company or any of its Subsidiaries.  Except to the extent included as Company Expenses, there are no fees, commissions or expenses of legal counsel, accountants or other professional advisors of the Company or any of its Subsidiaries or any other third party based on any arrangement or agreement made by or on behalf of the Company or any of its Subsidiaries incurred in connection with the negotiation, execution and preparation of this Agreement and the consummation of the transactions contemplated hereby.

4N.                              Company Employee Benefit Plans.

(i)                                     Section 4N of the Company Disclosure Letter sets forth a list of each Employee Benefit Plan.  Except as set forth on Section 4N of the Company Disclosure Letter, each Employee Benefit Plan has been maintained, funded and administered in all material respects in accordance with its terms and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and other applicable laws.  Other than routine claims for benefits, there is no audit, investigation, claim or lawsuit pending or, to the knowledge of the Company, threatened against or arising out of an Employee Benefit Plan.

(ii)                                  Except as set forth on Section 4N of the Company Disclosure Letter, each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and no determination letter with respect to any Employee Benefit Plan has been revoked nor has the Company or any Subsidiary received notice of threatened revocation, nor has any Employee Benefit Plan been amended, or (except with respect to amendments for which the remedial amendment period has not yet expired) failed to be amended, since the date of its most recent determination letter in any respect that would adversely affect its qualification or materially increase its cost nor has any Employee Benefit Plan been amended in a manner that would require security to be provided in accordance with Section 401(a)(29) of the Code.  To the knowledge of the Company, there are no facts or circumstances that would adversely affect the qualified status of any such Employee Benefit Plan.

(iii)                               Except as set forth on Section 4N of the Company Disclosure Letter, none of the Company or any of its Subsidiaries contributes to, or has any obligation to contribute to, any Title IV Plan or any Multiemployer Plan.  No Title IV Plan has been completely or partially terminated or been the subject of a Reportable Event, and no Title IV Plan has an accumulated funding deficiency or has applied for or received a minimum funding waiver.  No proceeding by the PBGC to terminate any Title IV Plan has been instituted or, to the knowledge of the Company, threatened.  None of the Company, its Subsidiaries or any ERISA Affiliate has incurred or is reasonably likely to incur any material liability to the PBGC (other than with respect to PBGC premium payments not yet due) or has incurred or is reasonably likely to incur any material liability, including any contingent liability under Section 4204 of ERISA, on account of a “partial withdrawal” or a “complete withdrawal” (within the meaning of Sections 4205 and 4203 of ERISA) from any Multiemployer Plan.

(iv)                              Except as set forth on Section 4N of the Company Disclosure Letter, all contributions to, and payments from, the Employee Benefit Plans which may have been required to be made in accordance with the Employee Benefit Plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made.

(v)                                 The Company, each Subsidiary and each ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder, including, without limitation, the “M&A regulations” set out in Treas. Reg. 54.4980B-9, with respect to each Employee Benefit Plan that is, or was during any taxable year of the Company, any Subsidiary or any ERISA Affiliate for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(vi)                              Neither the Employee Benefit Plans, the Company or any Subsidiary, nor any employee of the foregoing, nor, to the Company’s knowledge, any trusts created thereunder, nor any trustee, administrator or other fiduciary thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to subject any thereof to a material tax or penalty on prohibited transactions imposed by such Section 4975 or the sanctions imposed under Title I of ERISA in a material amount.

(vii)                           A true and complete copy of each Employee Benefit Plan, and, as applicable, a copy of the most recent IRS Determination Letter received, the three most recent IRS Forms 5500 filed, and the most recent actuarial report with respect to each such Employee Benefit Plan, have been furnished to Buyer.

(viii)        Except as set forth on Section 4N of the Company Disclosure Letter, no employee of the Company will be entitled to any additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits under any Employee Benefit Plan, including, without limitation, any payment or acceleration under any equity based plan, solely as a result of the transactions contemplated by this Agreement.

(ix)           Section 4N of the Company Disclosure Letter contains a list of each Foreign Benefit Plan.  The Company, each Subsidiary and each ERISA Affiliate and each of the Foreign Benefit Plans are in compliance in all material respects with the provisions of the applicable laws of each jurisdiction in which any of the Foreign Benefit Plans are maintained.

(x)            Except as set forth in Section 4N of the Company Disclosure Letter, all contributions to, and payments from, the Foreign Benefit Plans (other than payments to be made from a trust, insurance contract or other funding medium) which have been required to be made in accordance with the terms of any such plan, and, when applicable, the law of the jurisdiction in which such plan is maintained, have been timely made.

(xi)           Except as set forth in Section 4N of the Company Disclosure Letter, each of the Foreign Benefit Plans has obtained from the government or governments having jurisdiction with respect to such plan any required determinations that such plans are in compliance with the laws and regulations of any government.

(xii)          Each of the Foreign Benefit Plans for which an applicable statute of limitations remains open has been administered at all times, in all material respects, in accordance with its terms.  Except as set forth in Section 4N of the Company Disclosure Letter, there are no pending investigations by any governmental agency involving the Foreign Benefit Plans, no claims pending or threatened in writing (except for claims for benefits payable in the normal operation of the Foreign Benefit Plans), suits or proceedings against any Foreign Benefit Plan or asserting any rights or claims to benefits under any Foreign Benefit Plan which could reasonably be expected to give rise to any material liability.

4O.          Insurance.  Section 4O of the Company Disclosure Letter sets forth a list of (i) each material insurance policy (other than title insurance) maintained by the Company and its Subsidiaries as of the date of this Agreement for the current policy year and (ii) certain other insurance policies covering product liability claims (collectively, the “Policies”).  All of the Policies are in full force and effect, and neither the Company nor any of its Subsidiaries is in default in any material respect regarding its obligations under any of such Policies.   Except set forth on Section 4O of the Company Disclosure Letter, within the past two years, no notice of cancellation or non-renewal with respect to, or disallowance of any material claim under, any Policy has been received by the Company or any of its Subsidiaries.

4P.           Compliance with Applicable Laws.  Except as set forth on Section 4P of the Company Disclosure Letter, since December 31, 2000, the Company and its Subsidiaries have complied in all material respects with all applicable statutes, laws, ordinances, rules, orders, judgments and regulations of any governmental authority or instrumentality, domestic or foreign applicable to the Company and its Subsidiaries.  Except as set forth on Section 4P of the Company Disclosure Letter, to the Company’s knowledge, since December 31, 2000, neither the Company nor any of its Subsidiaries has received any written communication from a Governmental Authority that alleges that any of them is not in compliance with any federal, state, foreign or local laws, rules and regulations in any material respect.

4Q.          Environmental.  Except as set forth on Section 4Q of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries (a)  has received any material written communication from, or been subject to a material claim asserted in writing by, any third party (including, without limitation, a governmental authority), or (b)  to the knowledge of the Company, has been subject to any material investigation by a governmental authority, that, in the case of (a) or (b) above, alleges that the Company or any of its Subsidiaries is not in material compliance with any Environmental Laws and which allegation has not been resolved, (ii) the Company and its Subsidiaries hold, and are in material compliance with, all material permits, licenses and governmental authorizations required to be obtained by the Company or its Subsidiaries under Environmental Laws, and the Company and its Subsidiaries are in material compliance with all Environmental Laws; (iii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported or released any substance, pollutant, contaminant or waste in a manner or location that has given rise to, or that is reasonably likely to give rise to, material claims or material liabilities under Environmental Laws for environmental site investigation or cleanup, corrective action, other response action, or damages or injuries to persons, property or natural resources; (iv) with respect to properties or facilities currently or formerly owned, leased or operated by the Company or any of its Subsidiaries during such Company’s or any of its Subsidiaries’ ownership, lease or operation, there has been no release or threat of a release by the Company or any of its Subsidiaries, or, to the Company’s knowledge, by others, of any hazardous substance, pollutant, contaminant or waste where such release or threat of a release has given rise to, or that is reasonably likely to give rise to, any material liability for environmental site investigation or cleanup, corrective action, other response action or damages or injuries to persons, property or natural resources under Environmental Laws; and (v) no Liens arising under Environmental Laws are recorded against any property owned or leased by the Company or any of its Subsidiaries.  As used in this Agreement, the term “Environmental Laws” means the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, and any other foreign, federal, provincial, state or local laws, regulations or ordinances regulating or imposing standards of conduct or liability relating to pollution or protection of the environment or worker health and safety as the foregoing are enacted and in effect on or prior to the Closing.

4R.          Employees.  Except as set forth in Section 4R of the Company Disclosure Letter, during the past 36 months there have been no labor strikes, slowdowns, work stoppages, lockouts, labor organization drives or similar disputes against the Company or any of its Subsidiaries, and, as of the date hereof, there are no such labor strikes, slowdowns, work stoppages, lockouts, labor organization drives or similar disputes pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries.  Except as set forth in Section 4R of the Company Disclosure Letter, during the past 36 months there has been no material unfair labor practice complaint, grievance, or arbitration proceeding filed against the Company or any of its Subsidiaries that has not been settled, resolved or dismissed, and there are no such material unfair labor practice complaints, grievances, or arbitration proceedings pending, or to the Company’s knowledge, threatened against the Company or any of its Subsidiaries.  The Company and all of its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

4S.           Transaction Agreements.  Section 4S of the Company Disclosure Letter sets forth each purchase agreement or purchase and sale contract (each, an “Acquisition Agreement”) to which the Company or any of its Subsidiaries is or has been party since January 1, 1998 relating to the purchase or sale of any Subsidiary or business unit of the Company or any of its Subsidiaries involving consideration (including the assumption of liabilities and liabilities remaining with the acquired entity) in excess of $1,000,000 (each, a “Material Transaction”).  Except as set forth on Section 4S of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any obligations (other than contingent indemnification obligations for which, as of the date hereof, no claim has been made) to pay any other Person any additional amount in connection with such Material Transaction.  Except as set forth on Section 4S of the Company Disclosure Letter or in any other section of the Company Disclosure Letter (including Section 4J(vii) of the Company Disclosure Letter), no claim for indemnification is pending by or against the Company or any of its Subsidiaries arising from such Material Transaction.

4T.          Board and Stockholder Approval.  The execution and delivery by the Company of this Agreement have been duly and validly authorized by (i) the Company’s board of managers and (ii) Persons representing the Required Approval (as such term is defined in the Second Amended and Restated Limited Liability Company Agreement of the Seller, as amended).

4U.          Product Warranties.

(i)            Except where the obligations of the Company or its Subsidiaries in respect of such terms and conditions would not reasonably be expected to have a Company Material Adverse Effect, the Company has made available to Buyer complete and correct copies of the standard terms and conditions for each of the products of the Company and its Subsidiaries presently being sold by the Company.  Except as required by applicable law or as set forth on Section 4U of the Company Disclosure Letter and except as would not otherwise result in a Company Material Adverse Effect, no product manufactured, sold or delivered by, or services rendered by or on behalf of the Company or any of its Subsidiaries is subject to any express guaranty, warranty or other indemnity beyond such standard terms and conditions.

(ii)           Neither the Company nor any of its Subsidiaries has entered into any agreement, contract, commitment or other arrangement (whether written or oral) pursuant to which the Company or any of its Subsidiaries is or will be obligated to make any rebates or similar payments to any customer (“Rebate Obligations”), other than (A) Rebate Obligations that are included on the liabilities side of balance sheets included in the Financial Statements, (B) other Rebate Obligations incurred in the ordinary course of business consistent with past practices for which the liability is first required to be disclosed on a balance sheet prepared in accordance with GAAP after the date of the Latest Balance Sheet, and (C) other Rebate Obligations which are not material in amount.

4V.          Affiliate Transactions.  Except as included on Section 4V of the Company Disclosure Letter, neither the Company and any of its Subsidiaries, on the one hand, and any Affiliate (other than the Company or any of its Subsidiaries) or executive employee of the Company or its Subsidiaries, on the other hand, is party to any contract or arrangement.  Except as included on Section 4V of the Company Disclosure Letter, no Affiliate of the Company or any of its Subsidiaries (other than the Company or one of its Subsidiaries), has any interest in any material property (whether real, personal or mixed and whether tangible or intangible) used or held for use by the Company and its Subsidiaries in the conduct of their respective businesses.

4W.         Customers and Suppliers.  Section 4W of the Company Disclosure Letter sets forth a complete and accurate list of the 10 largest customers and 10 largest suppliers of the Company and its Subsidiaries (on a consolidated basis) for the twelve-month period ended December 31, 2004 and the three-month period ended April 2, 2005.  Except to the extent set forth on Section 4W of the Company Disclosure Letter, to the knowledge of the Company, since December 31, 2004, no such customer has provided the Company with written notice that it intends to materially reduce the dollar amount of business that it intends to do with the Company and its Subsidiaries during the twelve-month period ended December 31, 2005 relative to its level of purchases for the twelve-month period ended December 31, 2004.

4X.          Undisclosed Liabilities.  Except as set forth on Section 4X of the Company Disclosure Letter, the Company and its Subsidiaries do not have any outstanding liabilities except (i) liabilities under the Company Material Contracts or under contracts or agreements that are not required to be listed in Section 4J of the Company Disclosure Letter or under contracts or agreements otherwise disclosed in the Company Disclosure Letter, (ii) liabilities included on the liabilities side of the Latest Balance Sheet, (iii) liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business, (iv) liabilities arising in connection with the transactions contemplated hereby, (v) liabilities to be included in clause (ii) or (iii) of the definition of Purchase Price, (vi) liabilities disclosed on another section of the Company Disclosure Schedule, and (vii) liabilities which would not, individually or in the aggregate, have a Company Material Adverse Effect.

4Y.          Compliance with the Foreign Corrupt Practices Act and Export Control and Antiboycott Laws.  Except as set forth on Section 4Y of the Company Disclosure Letter,

(i)            Neither the Company, its Subsidiaries nor any of their directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of the business of the Company or its Subsidiaries, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable foreign, federal or state law; or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts.

(ii)           The Seller and its Subsidiaries have, at all times since December 31, 2000, been in compliance in all material respects with U.S. export control laws, including the Export Administration Regulations, The International Traffic in Arms Regulations and the Foreign Assets Control Regulations.

(iii)          Since December 31, 2000, neither of the Company nor any of its Subsidiaries has violated in any material respect the U.S. antiboycott regulations contained in 50 U.S.C. § 2401 et seq. or the penalty provisions contained in Section 999 of the Code.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE SELLER RE NSP CAPITAL

As an inducement to Buyer to enter into this Agreement, the Seller represents and warrants to Buyer that:

5A.          Organization and Corporate Power.  NSP Capital is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect upon the financial condition or operating results of NSP Capital.  NSP Capital has all requisite corporate power and authority necessary to own and operate their properties and to carry on their businesses as now conducted.  The copies of the NSP Capital’s Certificate of Incorporation and Bylaws which have been made available to the Buyer reflect all amendments made thereto at any time prior to the date of this Agreement.

5B.          NSP Capital Shares.  All of the NSP Capital Shares have been duly authorized and are validly issued, fully paid and nonassessable.  There are no rights, subscriptions, warrants, or options to purchase or otherwise acquire any equity interests of NSP Capital or securities or obligations of any kind convertible into or exchangeable for any equity interests of NSP Capital.  The NSP Capital Shares represent all of the issued and outstanding equity interests in NSP Capital.

5C.          Litigation.  There are no actions, suits, proceedings or orders pending or, to NSP Capital’s knowledge, threatened against NSP Capital at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

5D.          Operations.  Except as set forth in Section 5D of the Company Disclosure Letter, except for liabilities incidental to its existence and except in its capacity as co-issuer of the Holdco Notes, NSP Capital has not conducted any business, entered into any contracts or incurred any liabilities.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement, Seller represents and warrants to Buyer that:

6A.          Organization and Corporate Power.  The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Seller has all requisite limited liability company power and authority necessary to own and operate its properties and to carry on its businesses as now conducted and to enter into this Agreement and consummate the transactions contemplated hereby.  The copies of the Seller’s Certificate of Formation and Second Amended and Restated Limited Liability Company Agreement which have been made available to the Buyer reflect all amendments made thereto at any time prior to the date of this Agreement.

6B.          Authorization; No Breach.  This Agreement has been duly executed and delivered by the Seller, and constitutes a valid and binding obligation of the Seller, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles.  Assuming HSR Approval and any other approval set forth on Section 6B of the Company Disclosure Letter, the execution and delivery of this Agreement by the Seller do not (i) result in any material breach of any of the provisions of, (ii) constitute a material default under, (iii) give any third party the right to terminate or accelerate any material right under, (iv) result in the creation of any Lien upon any of the equity interests or any assets of the Seller under, or (v) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body under, (a) the provisions of the Certificate of Formation or Second Amended and Restated Limited Liability Company Agreement, (b) the Holdco Notes Indenture, (c) any judgment, order or decree to which the Seller is subject, or (d) any law, statute, rule or regulation to which the Seller is subject.

6C.          Litigation.  There are no actions, suits, proceedings or orders pending or, to the Seller’s knowledge, threatened against the Seller at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

6D.          Brokerage.  Except to the extent included as Company Expenses, there are no claims for brokerage commissions, finders fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Seller, the Seller’s unitholders or Affiliates, or any of its Subsidiaries.

6E.           Ownership of Company Equity Interests and NSP Capital Shares.  The Seller owns all of the Company Equity Interests and NSP Capital Shares, free and clear of all Liens, other than Liens existing pursuant to the Senior Credit Facility and restrictions on transfer pursuant to applicable securities laws.  There are no other equity securities of the Company or NSP Capital (or securities convertible into equity of the Company or NSP Capital) outstanding.

6F.           Holdco Notes Indenture.  The Seller has delivered to, or made available for inspection by, the Buyer a copy of the Holdco Notes Indenture.  The Seller and NSP Capital have performed all material obligations required to be performed by them under the Holdco Notes Indenture and are not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to the Company to enter into this Agreement, the Buyer hereby represents and warrants that:

7A.          Organization and Corporate Power.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect upon the ability of the Buyer to consummate the transactions contemplated hereby.  The Buyer and its Subsidiaries have all requisite corporate power and authority necessary to own and operate their properties and to carry on their businesses as now conducted and to enter into this Agreement and consummate the transactions contemplated hereby.  The copies of the Buyer’s certificate of incorporation and by-laws which have been made available to the Company reflect all amendments made thereto at any time prior to the date of this Agreement.

7B.          Authorization; No Breach.  This Agreement has been duly executed and delivered by the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles.  Assuming HSR Approval and the receipt of the consents set forth on Schedule 7B attached hereto, the execution and delivery of this Agreement by the Buyer do not (i) result in any material breach of any of the provisions of, (ii) constitute a material default under, (iii) give any third party the right to terminate, (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of the shares of capital stock or any assets of the Buyer or its Subsidiaries or (v) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, except as has been obtained or as contemplated in this Agreement or as would not reasonably be expected to materially adversely effect the Buyer’s ability to consummate the transactions contemplated hereby, under the provisions of the certificate of incorporation or bylaws of the Buyer, any material contract to which Buyer is party, any judgment, order or decree, or any law, statute, rule or regulation to which the Buyer or its Subsidiaries is subject.

7C.          Litigation.  Except as set forth on Schedule 7C attached hereto, there are no actions, suits, proceedings or orders pending or, to the Buyer’s knowledge, threatened against the Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign that would reasonably be expected to materially adversely affect the ability of the Buyer to consummate the transactions contemplated by this Agreement.

7D.          Brokerage.  There are no claims for brokerage commissions, finders fees, expenses or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Buyer or any of its Subsidiaries.

7E.           Financing.  The Buyer has received the executed commitment letter from Credit Suisse First Boston LLC attached hereto as Exhibit 7E(i) (the “Debt Commitment Letter”), and the executed equity commitment letter from Odyssey Investment Partners, LLC attached hereto as Exhibit 7E(ii) (the “Equity Commitment Letter” and together with the Debt Commitment Letter, the “Commitment Letters”).  The aggregate proceeds of the financing as contemplated by the Commitment Letters (if and when received) will be sufficient to pay all obligations of the Buyer hereunder (including fees and expenses).  The obligations to fund the commitments under the Commitment Letters are not subject to any condition, other than the conditions set forth in the Commitment Letters.  The Buyer has delivered to Seller’s counsel a true, correct and complete copy of the “market flex” provisions to which the Debt Commitment Letter is subject.  Each Commitment Letter that has been executed by Buyer has been duly executed by Buyer and, to the knowledge of Buyer, each other Person party thereto, and each such Commitment Letter is in full force and effect.

7F.           Acquisition for Investment.  The Company Equity Interests acquired by the Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and the Buyer will not offer to sell or otherwise dispose of the Company Equity Interests so acquired by it in violation of any of the registration requirements of the Securities Act, or any comparable state law.  Buyer is an “accredited investor” within the meaning of Regulation D promulgated pursuant to the Securities Act.

ARTICLE 8
TERMINATION

8A.          Termination.  Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time:

(i)            by the mutual written consent of the Buyer and the Seller;

(ii)           by the Buyer, if there has been a material violation or breach by the Company or Seller of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and such violation or breach has not been waived by the Buyer or cured by the Company or Seller within twenty (20) days after written notice thereof from the Buyer (provided that the failure to deliver the Company Equity Interests and the NSP Capital Shares at the Closing as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Buyer);

(iii)          by the Seller, if there has been a material violation or breach by the Buyer of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Seller at the Closing and such violation or breach has not been waived by the Seller and the Company or cured by the Buyer within twenty (20) days after written notice thereof by the Seller (provided that the failure to deliver the Purchase Price at the Closing as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Seller);

(iv)          by the Seller or the Buyer if any Governmental Authority shall have issued an order, decree or ruling, in each case, permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this provision shall have used all reasonable efforts to remove or vacate such order;

(v)           by the Seller on or after the 7th business day after the Buyer delivers a Financing Notice unless on or prior to such 7th business day Buyer has delivered to Seller an Alternative Financing Proposal; or

(vi)          by the Buyer or the Seller if the transactions contemplated hereby have not been consummated prior to August 5, 2005 (the “Termination Date”); provided that (a) the Buyer shall not be entitled to terminate this Agreement pursuant to this subparagraph (vi) if the Buyer’s knowing or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby and (b) the Seller shall not be entitled to terminate this Agreement pursuant to this subparagraph (vi) if the Company’s or the Seller’s knowing or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

8B.          Effect of Termination.  In the event of any termination of this Agreement by the Buyer or the Seller as provided above, this Agreement shall forthwith become void and of no further force or effect (other than this Section 8B, Section 10C, Section 10N, Article 11 and the second sentence of Section 10L(i) (with respect to the Equity Commitment Letter)) which shall survive the termination of this Agreement and shall be enforceable by the parties hereto), and there shall be no liability or obligation on the part of the Buyer, the Seller or the Company or any of their respective representatives or Affiliates to any other party hereto, except as set forth in this Section 8B, except for willful breaches of this Agreement prior to the time of such termination.

ARTICLE 9
DEFINITIONS

“Acquisition Agreement” shall have the meaning set forth in Section 4S.

“Adjustment Amount” means the sum of (i) Transaction Expenses and (ii) any prepayment penalties, breakage fees or similar fees accrued after the date of the Latest Balance Sheet requiring payment of any Indebtedness (other than pursuant to the Notes or the Holdco Notes) of the Company and its Subsidiaries is required to be paid pursuant to this Agreement or otherwise (whether or not paid on or prior to the Closing Date); provided that, notwithstanding the foregoing, in no event shall “Adjustment Amount” include (x) liabilities or obligations incurred or arranged by Buyer or its Affiliates in connection with the transactions contemplated hereby, (y) liabilities or obligations in respect of any accrued but unpaid interest for the period from April 2, 2005 through and including the Closing Date, or (z) any tender cost, tender premium, consent solicitation fee, exit consent fee, make-whole premium, redemption premium, change in control premium, termination payment or other payment related to the refinancing, purchase or redemption or potential refinancing, purchase or redemption of the Notes, the Holdco Notes and/or the German Credit Facilities.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the party specified.

“Allocation” shall have the meaning set forth in Section 10M(i).

“Alternative Financing Proposal” means a written proposal from Buyer to consummate the transactions contemplated hereby on the terms set forth herein on or prior to the Termination Date, with no amendment or modification that is adverse to Seller or the Company, and that includes with such proposal, written equity and debt commitment letters from reputable financial institutions that (i) provide for the full debt and equity financing for Buyer to consummate the transactions contemplated hereby on the terms set forth herein on or prior to the Termination Date, (ii) do not contain terms or conditions that are, individually or in the aggregate, in addition to or more burdensome (from the perspective of consummating the transactions contemplated hereby) than the conditions set forth in the Equity Commitment Letter and the Debt Commitment Letter, (iii) do not cause, and upon consummation of the transactions contemplated hereby would not cause, the Seller or the Company to be in breach of any of their representations, warranties or covenants hereunder or in breach of any other agreement or instrument to which it is party, and (iv) is reasonably satisfactory to the Seller and the Company.

“Base Purchase Price” means $472,000,000.

“Business Software” shall have the meaning given to such term in Section 4K(ii).

“Buyer” shall have the meaning set forth in the preamble.

“CERCLA” shall have the meaning set forth in Section 4Q.

“Claims” shall have the meaning set forth in Section 10P.

“Closing” shall have the meaning set forth in Section 1C.

“Closing Date” shall have the meaning set forth in Section 1C.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” shall have the meaning set forth in Section 7E.

“Company” shall have the meaning set forth in the preamble.

“Company Disclosure Letter” means the Company Disclosure Letter delivered by the Company to the Buyer on the date hereof, as amended, supplemented or restated in accordance with Section 11H attached hereto.

“Company Equity Interests” shall have the meaning given to such term in the preamble hereto.

“Company Expenses” means the aggregate fees and expenses of NSP Capital, the Company and its Subsidiaries (i) for investment banking services for the Seller, the Company and their Subsidiaries, (ii) to Kirkland & Ellis LLP and other legal counsel for legal services to the Seller, the Company and their Subsidiaries, (iii) to ENVIRON for environmental consulting services for the Seller, the Company and their Subsidiaries, (iv) to Ernst & Young LLP for accounting services to the Seller, the Company and their Subsidiaries, and (v) any Person in connection with the procurement of any third-party consent set forth on Section 2B(x) of the Company Disclosure Letter or that is otherwise necessary for the consummation of the transactions contemplated hereby, in each case for clauses (i) - (v) foregoing to the extent unpaid at the Closing Date and to the extent related to the transactions contemplated hereby.

“Company Intellectual Property” means each of the material Intellectual Property Rights owned by the Company or one of its Subsidiaries.

“Company Material Adverse Effect” means a material adverse effect upon the business, assets, financial condition or operating results of the Company and its Subsidiaries taken as a whole, except any adverse effect related to or resulting from (i) events affecting the United States or global economy or capital or financial markets generally (in each case which changes or events do not affect the Company and its Subsidiaries in a materially disproportionate manner), (ii) changes in conditions in the industries in which the Company and its Subsidiaries or their customers operate (in each case which changes or events do not affect the Company and its Subsidiaries in a materially disproportionate manner) or (iii) normal, ordinary course seasonal fluctuations in the business of the Company and its Subsidiaries.  For purposes of determining whether any representation and warranty contained in Article 4 qualified by a Company Material Adverse Effect has been breached, all related effects and changes that may result in a breach of such representation and warranty but for such qualification shall be aggregated to determine whether such effects and changes in the aggregate constitute a Company Material Adverse Effect described in this definition and so qualifying such representation and warranty.

“Company Material Contracts” shall have the meaning set forth in Section 4J.

“Company SEC Reports” means the reports, schedules and forms (but, in each case, excluding the exhibits thereto) filed by the Company and its Subsidiaries with the SEC and publicly available since December 31, 2003 and prior to the execution of this Agreement, in each case as amended.

“Confidentiality Agreement” shall have the meaning set forth in Section 10C.

“Consent Solicitation” shall have the meaning set forth in Section 3F(ii).

“Constitutive Documents” shall have the meaning set forth in Section 10H(i).

“Continuing Employees” shall have the meaning set forth in Section 10I.

“Debt Commitment Letter” shall have the meaning set forth in Section 7E.

“Determination Date” shall have the meaning set forth in Section 10L(i).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other material employee benefit plan, program or arrangement including, without limitation, any bonus, LLC unit purchase, LLC unit ownership, LLC unit option, LLC unit appreciation, deferred compensation, incentive, severance, or termination plan or arrangement, or other material employee fringe benefit plan that is maintained, sponsored or contributed to by the Company or its Subsidiaries on behalf of employees located in the United States.

“Environmental Laws” shall have the meaning set forth in Section 4Q.

“Environmental Reports” means the Environmental Reports set forth on Section 9A of the Company Disclosure Letter.

“Equity Commitment Letter” shall have the meaning set forth in Section 7E.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Company for purposes of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” shall have the meaning set forth in Section 4E.

“Financing Notice” shall have the meaning set forth in Section 10L(i).

“Foreign Benefit Plan” means each employee benefit plan, program or arrangement maintained by the Company or its Subsidiaries on behalf of employees of the Company or its Subsidiaries located outside of the United States.

“GAAP” means United States generally accepted accounting principles.

“German Credit Facilities” means, collectively, (i) that certain Loan Agreement dated as of December, 15, 1998 between Kächele-Cama-Latex GmbH and VR Genossenschaft Fulda for DM 1,500,000, (ii)  that certain Loan Agreement dated as of July 20, 2001 between Kächele-Cama-Latex GmbH and Sparkasse Fulda for Euro 250,000, (iii) that certain Loan Agreement dated as of July 20, 2001 between Kächele-Cama-Latex GmbH and Sparkasse Fulda for Euro 210,000, (iv) that certain Loan Agreement dated as of Sept. 22, 1998 between Kächele-Cama-Latex GmbH and Dresdner Bank AG for DM 1,500,000, (v) that certain Loan Agreement dated as of April 23, 2001 between Kächele-Cama-Latex GmbH and Commerzbank for DM  640,000; (vi) that certain Loan Agreement dated as of December 31, 1999 between Kächele-Cama-Latex

GmbH and VR Genossenschaftsbank for DM 1,250,000 and (vii) that certain Loan Agreement, dated as of December 28, 2001 between Kächele-Cama-Latex GmbH and Sparkasse Fulda for DM 357,904.00.

“Governmental Authority” means any foreign or United States federal, state or local court, administrative agency, commission or governmental or regulatory authority.

“Holdco Notes” means the 11 3/4% Senior Pay In Kind Notes of the Seller and NSP Holdings Capital Corp. due 2012.

“Holdco Notes Indenture” means that certain Indenture, dated as of January 7, 2005, by and among the Seller, NSP Capital, the guarantors named therein and Wilmington Trust Company, as trustee.

“HSR Act” shall have the meaning given to such term in Section 10G.

“HSR Approval” shall have the meaning given to such term in Section 2A.

“Indebtedness” means, without duplication, (i) all principal and accrued interest owing by NSP Capital, the Company and its Subsidiaries for debt for borrowed money and penalties owed to any third party (i.e., specifically excluding intercompany debt between NSP Capital, the Company and any of its Subsidiaries and any Subsidiary of the Company and another Subsidiary of the Company), including pursuant to the Senior Credit Facility, the Notes and the Seller Notes, (ii) all principal, accrued interest and penalties owing by Seller and NSP Capital in respect of the Holdco Notes, but only to the extent that the liability therefor is assumed by the Buyer or one of its Subsidiaries from and after the Closing, (iii) all obligations of the Company and its Subsidiaries as lessee or lessees under leases that have been recorded as capital leases in accordance with GAAP, (iv) all unpaid reimbursement obligations of the Company and its Subsidiaries with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person, (v) all fees and other expenses owed with respect to the indebtedness referred to above (and any prepayment penalties or fees or similar breakage costs or other fees and costs and similar expenses required to be paid in respect of any such Indebtedness to be satisfied and discharged in full at the Closing (other than the Notes and the Holdco Notes)), and (vi) all indebtedness of any Person (other than the Company or any of its Subsidiaries) of the type referred to in clauses (i), (ii), (iii) (iv) and (v) foregoing above guaranteed directly or indirectly in any manner by the Company or any of its Subsidiaries; provided that, notwithstanding the foregoing, in no event shall “Indebtedness” include (x) liabilities or obligations incurred or arranged by Buyer or its Affiliates in connection with the transactions contemplated hereby, (y) liabilities or obligations in respect of any accrued but unpaid interest for the period from April 2, 2005 through and including the Closing Date, or (z) any tender cost, tender premium, consent solicitation fee, exit consent fee, make-whole premium, redemption premium, change in control premium, termination payment or other payment related to the refinancing, purchase or redemption or potential refinancing, purchase or redemption of the Notes, the Holdco Notes and/or the German Credit Facilities.

“Indenture” means that certain Indenture, dated as of August 13, 2003, by and among the Company, Norcross Capital Corp., the guarantors named therein and Wilmington Trust Company, as trustee.

“Information Memorandum” shall have the meaning set forth in Section 11I.

“Intellectual Property Rights” means all rights, worldwide, in and to the following: (i) patents and patent applications, (ii) trademarks, service marks, trade dress, trade names, domain names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) works of authorship and other copyrightable works, including registered or unregistered copyrights,  and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software (including source code and executable code) and (vi) trade secrets, confidential information, inventions (whether patentable or unpatentable and whether or not reduced to practice) and know-how, (vii) all other proprietary rights.

“knowledge,” when used in the phrase “to the knowledge of the Company” or similar phrases means, and shall be limited to, the actual knowledge of the Senior Executive Employees, after reasonable inquiry of Charles S. Ellis, Mary Grilliot, and Kenneth R. Martel.

“Latest Audited Balance Sheet” shall have the meaning set forth in Section 4E.

“Latest Balance Sheet” shall have the meaning set forth in Section 4E.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property that is used in the Company’s or any of its Subsidiaries’ business.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property and for which the annual rent obligation exceeds $50,000.

“Liabilities” shall have the meaning set forth in Section 4F.

“License Agreement” shall have the meaning set forth in Section 4K(i).

“Lien” means any mortgage, pledge, lien, equitable interest, right-of-way, easement, encroachment, security interest, preemptive right, right of first refusal or similar restriction, charge or right, option, judgment, title defect or encumbrance of any kind.

“Management Equity Rollover Amount” means (i)  in the event that the transactions contemplated by Section 3J(i) are not consummated, not less than $1,500,000 or (ii) in the event that the transactions contemplated by Section 3J(i) are consummated, not less than the greater of $1,900,000 and the pre-Tax equivalent of $1,500,000 (applying the effective Tax rates for the Rollover Management Unitholders related to the sale of the Company by the Seller); provided that in no event shall the Management Equity Rollover Amount exceed $3,000,000.

“March Net Indebtedness” means $331,518,000 (which is calculated to equal the aggregate amount of Net Indebtedness as of the close of business on April 2, 2005 in accordance with Exhibit 9A).

“Material Transaction” shall have the meaning set forth in Section 4S.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Indebtedness” means, at the time of determination, the excess of (i) Indebtedness over (ii) cash and cash equivalents (determined in a manner consistent with the preparation of the Latest Balance Sheet) of the Company and its Subsidiaries.

“North” means North Safety Products Inc., a Delaware corporation.

“North Management Shares” shall have the meaning set forth in Section 3J(i).

“Notes” means the 9 7/8% Senior Notes of the Company and Norcross Capital Corp. due 2011.

“NSP Capital” shall mean NSP Holdings Capital Corp., a Delaware corporation.

“NSP Capital Shares” shall have the meaning given to such term in the preamble hereto.

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other interests and rights appurtenant thereto, owned by the Company or any of its Subsidiaries and used in the business of the Company or any of its Subsidiaries.

“Party” means the Seller or the Company, on one hand, or the Buyer, on the other hand, as the context requires, and the term “Parties” means, collectively, the Seller, the Company and the Buyer.

“PBGC” means the United States Pension Benefit Guaranty Corporation.

“Permitted Encumbrances” means (i) any restriction on transfer arising under applicable securities law, (ii) Liens for Taxes not yet due and payable or for Taxes that the taxpayer is diligently contesting in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iii) purchase money Liens and Liens securing payments under lease arrangements or license arrangements, (iv) Liens under the Senior Credit Facility, the German Credit Facilities, the South African line of credit or the Seller Notes, (v) Liens of lessors and licensors under any lease or license agreement to which the Company or any of its Subsidiaries is party, (vi) mechanics’, material men’s, warehousemen’s, contractors’, workers’, repairmen’s, carriers’ and similar Liens attaching by operation of law, incurred in the ordinary course of business and securing payments not delinquent or payments which are being diligently contested in good faith by appropriate proceedings or bonded and for which adequate reserves have been established in accordance with GAAP, (vii) zoning, building codes, and other land use laws regulating the use or occupancy of Owned Real Property or

Leased Real Property or the activities conducted thereon that are imposed by any governmental authority having jurisdiction over such Owned Real Property; (viii) rebates, refunds and other discounts to customers in the ordinary course of business consistent with past practice in amounts consistent with those reflected on the Latest Balance Sheet, and (ix) easements, covenants, conditions, restrictions, and other similar matters affecting title to any assets of the Company or any of its Subsidiaries and other Liens that do not or would not materially impair the use or occupancy of such assets in the operation of the business of the Company and its Subsidiaries taken as a whole.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Policies” shall have the meaning set forth in Section 4O.

“Proposed Acquisition Transaction” shall have the meaning set forth in Section 3H.

“Purchase Price” means the result equal to (i) the Base Purchase Price, minus (ii) the March Net Indebtedness, minus (iii) the Adjustment Amount, as adjusted pursuant to Section 3J.

“Rebate Obligations” shall have the meaning set forth in Section 4U.

“Released Matter” shall have the meaning set forth in Section 10P.

“Releasee” shall have the meaning set forth in Section 10P.

“Replacement Agreement” shall have the meaning set forth in Section 3K.

“Reportable Event” means the reportable events listed in Section 4043 of ERISA, other than those with respect to which notice is waived by regulation.

“Rollover Management Unitholders” shall have the meaning set forth in Section 3J(i).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Group” shall have the meaning given to such term in Section 10G.

“Seller LLC Agreement” shall have the meaning given to such term in Section 3K.

“Seller Member Letter” shall have the meaning given to such term in Section 2B.

“Seller Notes” means the each of the promissory notes for which the Company or any of its Subsidiaries is an obligor as set forth on Section 9B of the Company Disclosure Letter.

“Senior Credit Facility” means that certain Second Amended and Restated Credit Agreement, dated as of March 20, 2003, by and among the Company, certain of its Subsidiaries, the lenders party thereto, and Fleet National Bank, as administrative agent, as amended by that certain First Amendment and Consent, dated as of July 24, 2003, that certain Second Amendment, dated as of September 25, 2003, that certain Third Amendment, dated as of October 4, 2004, that certain Fourth Amendment, dated as of December 29, 2004, as further amended, modified, supplemented or waived from time to time, and each other document or agreement executed in connection therewith.

“Senior Executive Employees” means Robert A. Peterson and David F. Myers, Jr.

“Senior Executive Obligations” means (i) the aggregate bonus obligations of the Seller and its Subsidiaries to each of the Senior Executive Employees pursuant to those certain letter agreements, dated as of January 1, 2002, by and between the Seller and each of the Senior Executive Employees and (ii) the other obligations of the Company and its Subsidiaries in place at or prior to Closing (other than at the direction of the Buyer and its Affiliates) to employees of the Company and its Subsidiaries that come due as a result of the transactions contemplated hereby, other than obligations that are paid by the Seller prior to or in connection with the Closing.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses.

“Tax” or “Taxes” means any federal, provincial, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, goods and services, alternative or add-on minimum or other tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to Tax or additional amounts in respect of the foregoing.

“Tax Return” means any Tax return, declaration, report, claim for refund, or information return or statement filed or required to be filed by the Company or any of its Subsidiaries.

“Termination Date” shall have the meaning set forth in Section 8A(vi).

“Title IV Plan” means any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, other than a Multiemployer Plan.

“Transaction Documents” means, collectively, this Agreement and each of the other agreements and instruments to be executed and delivered by either or both of the Parties in connection with the consummation of the transactions contemplated hereby; provided that notwithstanding anything herein to the contrary, except for any Supplemental Indenture executed in connection with the assignment and assumption of the Holdco Notes and the Holdco Notes Indenture, in no event shall any documents executed in connection with Buyer’s financing for the transactions contemplated hereby be “Transaction Documents” of the Seller or the Company.

“Transaction Expenses” means, without duplication, the sum of (i) the Company Expenses and (ii) the Senior Executive Obligations; provided that, for the avoidance of doubt, in no event shall “Transaction Expenses” be deemed to include (x) any fees and expenses to any of the Persons named in clauses (i) and (iv) of the definition of “Company Expenses”, but only to the extent relating to Buyer’s financing for the transactions contemplated hereby or (y) any tender cost, consent solicitation fee, exit consent fee, makewhole premium, redemption premium, change in control premium, termination payment or other payment related to the refinancing or redemption or potential refinancing or redemption of the Notes, the Holdco Notes and/or the German Credit Facilities.

“Treas. Reg.” means the Treasury Regulations promulgated pursuant to the Code.

“Ultimate Parent Company” shall have the meaning set forth in Section 3J(i).

“WARN” shall have the meaning given to such term in Section 10J.

ARTICLE 10
ADDITIONAL AGREEMENTS

10A.        Survival.  Except for the representations and warranties contained in Sections 4A, 4B, 5A, 5B, 6A and 6E, which shall survive to the extent provided in the Seller Member Letter, and the representations and warranties set forth in Section 7A and Section 7B, each of which shall survive the Closing indefinitely, each of the representations and warranties set forth in this Agreement or in any certificate delivered in connection with this Agreement (other than the certificate executed by Buyer or one or more of its Affiliates in favor of Seller and/or one or more of its Affiliates or representatives in connection with the assignment and assumption of the Holdco Notes) shall terminate effective immediately as of the Closing such that no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (other than for common law actual fraud) may be brought after the Closing.  Except for the respective covenants of the parties pursuant to Section 1C (which covenants shall survive the Closing indefinitely), the covenants of any party set forth in this Agreement and in any other document delivered in connection herewith that require performance by such party on or prior to the Closing Date shall terminate effective immediately as of the Closing such that no claim for breach of any such covenant, detrimental reliance or other right or remedy may be brought after the Closing.  Notwithstanding the fact that the representations and warranties in Article 4 hereof are made by the Company, the Seller agrees that it shall be jointly and severally responsible for any common law actual fraud committed by the Company in making such representations or warranties.

10B.        Press Release and Announcements.  The Company and the Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any party without the prior consent of the other parties, except that each of the Parties and their respective Affiliates may make announcements from time to time (i) to their respective equityholders, (ii) to their respective employees, (iii) the Buyer’s financing sources and (iv) as such party may, after consultation with counsel, reasonably determine is necessary to comply with applicable law.  Notwithstanding the foregoing, the Buyer and the Company shall cooperate to prepare a joint press release to be issued on the Closing Date.  Each party may disclose the terms of this Agreement to their respective accountants and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to keep the terms of this Agreement confidential).  Furthermore, Buyer understands that the Seller and the Company will need to publicly announce and file this Agreement promptly after the execution hereof; provided that the Seller and the Company shall make available to the Buyer a copy of such public announcement prior to filing and, to the extent such comments would not cause the Seller or the Company to violate applicable law, shall incorporate any reasonable comments of Buyer made prior to filing in such public release.

10C.        Confidentiality.

(i)            The Buyer acknowledges that all information provided to any of its and its Affiliates, agents and representatives by the Company and its Affiliates, agents and representatives is subject to the terms of a confidentiality agreement between or on behalf of the Company and Buyer or one or more of their respective Affiliates or other beneficial owners (the “Confidentiality Agreement”), the terms of which are hereby incorporated herein by reference and (to the extent signed by an Affiliate of Buyer) shall be binding on Buyer as a recipient of information from the Seller, the Company and their respective Subsidiaries as though the Buyer was an original signatory thereto.

(ii)           From and after the Closing the Seller shall keep confidential and not disclose to any other person or entity or use for his or its own benefit or the benefit of any other person or entity any Evaluation Materials (as such term is defined in the Confidentiality Agreement) in its possession or control.  The obligations of the Seller under this Section 10C(ii) shall not apply to Evaluation Material which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 10D(ii); or (ii) is required to be disclosed by law, order or regulation of a court or tribunal or governmental authority; provided, however, that, in any such case, the Seller shall notify the Buyer as early as reasonably practicable prior to disclosure to allow the Company or the Buyer to take appropriate measures to preserve the confidentiality of such Evaluation Material at the cost of the Company.

10D.        Notification.  Prior to the Closing, each of Buyer, Seller, NSP Capital and the Company shall promptly notify the other parties hereto if such Person obtains knowledge that any of the representations and warranties in this Agreement, the Company Disclosure Letter and the Schedules hereto are not true and correct in all material respects, or if such Person obtains knowledge of any material errors in, or omissions from, the Company Disclosure Letter or the Schedules to this Agreement provided, however, that the delivery of any notice pursuant to this Section 10D shall not limit or otherwise affect the remedies available under this Agreement to any Party receiving such notice.

10E.         Consents.  Prior to the Closing, the Company shall, and shall cause the Subsidiaries to, use commercially reasonable efforts to obtain all of the consents and approvals that are set forth on Section 2B(x) of the Company Disclosure Letter and each other consent of a third party (other than consents (i) in connection with the Debt Tender and Consent Solicitation, which is governed by Section 3F and (ii) from Governmental Authorities, which is governed by Section 10G) necessary for the consummation of the transactions contemplated hereby; provided that neither the Company nor its Subsidiaries shall be required to commence any litigation against any third party or to expend any material sum to obtain such consent.  To the extent requested by the Company, the Buyer shall cooperate with the Company in all reasonable respects in connection with obtaining any such consents and approvals.

10F.         Reasonable Best Efforts.  Each of the Buyer, the Seller, and the Company shall use its reasonable best efforts to cause the conditions to Closing to be satisfied; provided that, if with respect to any particular covenant of any party hereto, another standard (e.g., “best efforts” or “commercially reasonable efforts”) is called for, such other standard shall apply for such particular covenant of such party.  The “reasonable best efforts” of the Company shall not require the Company or any of its Subsidiaries, Affiliates or representatives to expend any material sum of money to remedy any breach of any representation or warranty hereunder; provided that if the Company or any of its Subsidiaries elects to remedy such breach, the Company shall not be deemed to be in breach of such representation or warranty, or in violation of any covenant pursuant to Section 3B, for purposes of determining the Buyer’s obligations to consummate the transactions contemplated hereby pursuant to Section 2B.

10G.        Regulatory Act Compliance.  The Buyer and the Company shall each file or cause to be filed, as promptly as practicable after the date of this Agreement, any notifications or the like required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and other anti-competition laws with respect to the transactions contemplated hereby and the Buyer shall pay all filing and similar fees payable in connection therewith.  With respect to filings under the HSR Act, each of the parties hereto shall seek early termination of the waiting period under the HSR Act.  The Buyer and the Company shall use their respective best efforts to respond to any requests for additional information made by any agencies and to cause the waiting periods or other requirements under the HSR Act to terminate or expire at the earliest possible date and (subject to the Party’s rights under Section 8A above) to resist in good faith, at each of their respective cost and expense (including the institution or defense of legal proceedings), any assertion that the transactions contemplated hereby constitute a violation of the antitrust laws, all to the end of expediting consummation of the transactions contemplated hereby.  Each of the Buyer and the Company shall consult with the other prior to any meetings, by telephone or in person, with the staff of the Federal Trade Commission, the United States Department of Justice or any other regulatory agency, and each of the Buyer and the Company shall have the right to have a representative present at any such meeting.  Notwithstanding the foregoing, no party shall be required to divest, or offer or agree to divest, any assets or properties (including any assets or properties of the Company or any of its Subsidiaries).

10H.        Director and Officer Liability and Indemnification.

(i)            Buyer shall cause the limited liability company agreement, certificate of incorporation, By-Laws, and/or other constitutive documents of the Company and each of its Subsidiaries (collectively, the “Constitutive Documents”) to contain the provisions with respect to indemnification set forth in the Constitutive Documents on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of not less than six (6) years after the Closing in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Closing were members, officers, directors, managers or employees of the Seller, the Company or any of their respective Subsidiaries in respect of actions or omissions occurring at or prior to the Closing Date (including without limitation the transactions contemplated by this Agreement), unless such modification is required by law.

(ii)           Buyer shall cause the Company and its Subsidiaries to maintain in effect for six years from the Closing Date directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (which, for the avoidance of doubt, includes members of the Seller’s board of managers) on terms comparable to such existing insurance coverage; provided that in the event that any claim is brought under any such policy prior to the six year anniversary of the Closing Date, such directors’ and officers’ liability insurance policy shall be maintained until final disposition thereof; provided, however, that during such period, the Company shall not be required to maintain any coverage in excess of the amount that can be obtained for the remainder of such period for an annual premium of 150% of the current annual premium paid by the Company for its existing directors’ and officers’ liability insurance coverage as of the date hereof.

10I.          Employee Benefits Matters.

(i)            Immediately following the Closing Date, the Buyer shall or shall cause the Company and its Subsidiaries to provide or cause to be provided to employees of the Company and its Subsidiaries (the “Continuing Employees”) compensation and employee benefit plans, programs, arrangements and policies that are substantially similar in the aggregate to the compensation and employee benefit plans, programs, arrangements and policies that were provided to the Continuing Employees immediately prior to the execution of this Agreement.  The Buyer shall have the same right, following Closing, to terminate the employment of any Continuing Employee or amend or terminate any compensation or employee benefit plan, program or agreement as the Company, its Subsidiaries and ERISA Affiliates have on the date hereof.  The Buyer agrees that it or one of its Affiliates shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all “M&A qualified beneficiaries” as such term is defined in Treas. Reg. § 54.4980B-9.

(ii)           Following the Closing Date, the Buyer shall recognize or cause to be recognized the service of each Continuing Employee with the Company or its Subsidiaries determined as of the Closing Date for purposes of eligibility and vesting under any employee benefit plans, programs, arrangements or policies maintained by the Buyer, the Company or any of their Affiliates that employs any Continuing Employee; provided, however, that such crediting of service shall not operate to duplicate any benefit.  Each such employee benefit plan, program, arrangement or policy that provides health benefits to Continuing Employees shall waive pre-existing condition limitations with respect to the Continuing Employees to the same extent waived under the applicable group health plan of the Company or its Subsidiaries maintained prior to the Closing Date, and each Continuing Employee shall be given credit for amounts paid under the corresponding group health plan of the Company or its Subsidiaries during the plan year in which the Closing Date occurs for purposes of applying deductibles, co-payments and out-of-pocket maximums for such plan year.

(iii)          Except to the extent otherwise agreed between the Buyer and such director, officer or employee, the Buyer shall cause the Company and its Subsidiaries to honor for the one-year period following the Closing Date all employment, change-of-control and severance agreements existing as of the date hereof between the Company or its Subsidiaries and any current or former director, officer or employee of the Company or its Subsidiaries.

10J.         Facility Closings; Employee Layoffs.  For a period of ninety days after the Closing Date, none of the Buyer, the Company or any of its Subsidiaries shall terminate employees of the Company or any of its Subsidiaries in such numbers as would trigger any liability under the Worker Adjustment, Retraining and Notification Act, 29 U.S.C. § 2101, et seq. (“WARN”) or any United States state plant closing or severance law.  The Buyer shall cause the Company and its Subsidiaries following the Closing Date to comply with any notice or filing requirements under WARN and any state or foreign plant closing or severance law.

10K.        Provision Respecting Representation of Company and Seller.  Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Kirkland & Ellis LLP may serve as counsel to each and any of Seller, its unitholders, and their respective Affiliates (individually and collectively, “Seller Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Kirkland & Ellis LLP (or any successor) may serve as counsel to the Seller Group or any director, member, partner, officer, employee or Affiliate of Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of the Company and/or any of its Subsidiaries.  Each of the parties hereto hereby consents to such representation and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.

10L.         Buyer Financing; Notes and Indenture; Holdco Notes and Holdco Notes Indenture.

(i)            Without limiting the generality of Buyer’s obligations under Section 10F or elsewhere in this Agreement, the Buyer agrees to take the following actions with respect to its financing for the transactions contemplated hereby.  Buyer shall not agree to amend or modify (including by amendment or modification to, or waiver of, the existing terms or entering into a new agreement) the terms of the Commitment Letters or any “market flex” language (as previously presented to Seller’s counsel) in any agreement executed in connection with the Commitment Letters to include any additional conditions to the financing set forth in the Commitment Letters in the forms attached to this Agreement or that could otherwise reasonably be expected to impair its obligations hereunder.  Buyer shall provide updates to the Company as to the progress of its financing and shall make its financing sources available to the Company and its representatives to determine the progress of the Buyer’s financing efforts, in each case upon reasonable notice from the Company or its representatives.  Buyer shall promptly (but in any event within 24 hours after so learning) provide the Company with written notice (a “Financing Notice”) in the event that any party to the Debt Commitment Letters has informed Buyer in writing that it has determined that any condition to the Debt Commitment Letters will not be satisfied or waived prior to the Termination Date (with it being understood that if Buyer gets verbal notice of such determination, it shall immediately request written notification from such counterparty and, if not received within 24 hours after such request, shall provide the Financing Notice based on such verbal information) or Buyer becomes aware that any counterparty repudiates its obligations under the Debt Commitment Letter.   In the event that Buyer needs any of the proceeds of the financing contemplated by paragraphs (a), (b) and (c) of the prefatory paragraphs to the Debt Commitment Letter in order to consummate the transactions contemplated hereby, and as of the Termination Date, the Newco Notes and/or the Parent Notes (each as defined in the Debt Commitment Letter) will not be issued, the Buyer shall, and shall cause its parent company to, use reasonable best efforts to cause the issuance of the Senior Facilities (including the Opco Backstop Term Amount, the Newco Bridge Facility and the Parent Bridge Facility (each as defined in the Debt Commitment Letter)), as needed, by the counterparties to the Debt Commitment Letter and such other Persons to whom such obligations are syndicated in accordance with the Debt Commitment Letter.  If the Closing has not occurred on or prior to the Termination Date, the Newco Notes and/or the Parent Notes will not be issued in whole or in part and the conditions to Closing set forth in Section 2A and Section 2B have been satisfied or will be satisfied, Buyer shall accept borrowings available in respect of the Senior Facilities (including the Opco Backstop Term Amount), the Newco Bridge Facility and the Parent Bridge Facility on the terms set forth in the Debt Commitment Letter, as necessary.

(ii)           At or after the Closing, the Buyer shall, and shall cause the Company and each of its Subsidiaries to, deliver any notice required to be delivered and take other actions required to be performed pursuant to Section 4.16 of the Indenture and/or the Notes as a result of the transactions contemplated hereby in accordance with the Indenture and/or the Notes, as the case may be.

(iii)          At or after the Closing, the Buyer shall, and shall cause any of its Subsidiaries to, deliver any notice required to be delivered and take other actions required to be performed pursuant to Section 4.16 of the Holdco Notes Indenture and/or Holdco Notes as a result of the transactions contemplated hereby in accordance with the Holdco Notes Indenture and/or the Holdco Notes, as the case may be.

10M.       Certain Tax Matters.

(i)            Within 60 days following to the Closing, the Buyer shall allocate the Purchase Price in accordance with Section 1060 of the Code (the “Allocation”) among the assets of the Company and any of its Subsidiaries that is characterized as a disregarded entity for U.S. federal income Tax purposes (“Disregarded Subsidiaries”), and shall deliver the Allocation (along with a copy of the appraisals, if any, on which the Allocation is based) to the Seller.  The Buyer and the Seller agree to consult in good faith with regard to the Allocation, provided that the Seller shall accept the Buyer’s final determination of the Allocation to the extent that the Proposed Allocation is reasonable and consistent with applicable law.  The parties acknowledge that the fair market value of the inventory and tangible property, plant and equipment of the Company and its Disregarded Subsidiaries is approximately equal to the net book value of such items.  Accordingly, Buyer will not allocate an amount of the Purchase Price in excess of 110% of the net book value of inventory and tangible property, plant and equipment of the Company and its Disregarded Subsidiaries without the prior written consent of the Seller, which consent shall not be unreasonably withheld (provided, however that the parties acknowledge and agree that the Seller’s failure to consent shall not be deemed unreasonable if such failure is supported by a third-party appraisal of the inventory and/or the tangible property, plant and equipment of the Company and its Disregarded Subsidiaries).  For purposes of the Allocation, the Purchase Price shall mean an amount equal to the Purchase Price plus any liabilities of the Company or the Disregarded Subsidiaries that are treated as assumed liabilities for U.S. federal income Tax purposes.  The Seller and the Buyer agree to prepare and file an IRS Form 8594 for or such other form or statement as may be required by applicable law, rule or regulation, and any comparable state or local income tax form, in a manner consistent with the Allocation. The Seller and the Buyer shall adhere to the Allocation for all Tax-related purposes including any federal, foreign, state, county or local income and franchise Tax Return filed by them after the Closing Date, including the determination by the Seller of taxable gain or loss on the sale of the Company and its Subsidiaries and the determination by the Buyer of its tax basis with respect to the Company and its Subsidiaries.  Neither Buyer nor the Seller shall file any Tax Returns or, in a judicial or administrative proceeding, assert or maintain any Tax reporting position that is inconsistent with this Agreement or the Allocation agreed to in accordance with this Agreement, unless required to do so by applicable law.

(ii)           Buyer shall, and shall cause the Company and the Disregarded Subsidiaries to, utilize the alternate procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.  After the Closing, Buyer shall provide, and shall cause the Company and its Subsidiaries to provide, during normal business hours and upon reasonable advance notice, the Sellers, the holders of equity interests in the Seller and their representatives with such assistance and access as they may reasonably request in connection with the preparation of Tax Returns required to be filed, any audit or other examination by or communication with any governmental authority relating to Taxes or customs duties, any judicial or administrative proceedings relating to liability for Taxes or customs duties, or any claim for refund in respect of Taxes.  Such assistance shall include making employees available, during normal business hours and upon reasonable advance notice, to the Sellers, the holders of equity interests in the Seller and their respective representatives, providing additional information and explanation of any material to be provided, furnishing to or permitting the copying by the Seller, the holders of equity interests in the Seller and their respective representatives of any records, returns, schedules, documents, work papers or other relevant materials which might reasonably be expected to be used in connection with such return, audit, examination, proceeding or claim.  The Sellers will reimburse the Company or its Subsidiaries (as applicable) for any reasonable out of pocket expenses incurred in assisting the Sellers pursuant to this Section 10M(ii).  The Buyer will, and will cause the Company and its Subsidiaries to, retain for a period of five (5) years after the Closing Date, and upon the reasonable request of the Seller, the holders of equity interests in the Seller and their respective representatives provide, any records or information which may be relevant to such reporting, return, audit, examination, proceeding or claim.

(iii)          After the Closing, the Seller and the Buyer and each of their Affiliates agree to cooperate with each other in connection with any official Tax inquiry, Tax audit, Tax determination, Tax-related proceeding affecting the Tax liability of the Company, any Subsidiary of the Company, the Seller or the Buyer, in connection with information required to prepare any Tax Return or report, and to make available to each other within a reasonable time, at no cost to such party, relevant sections of Tax Returns, documents, correspondence, reports, books and records of the Company and other materials bearing on such Tax matters, provided that each party shall be reimbursed for any reasonable out of pocket expenses it incurs in assisting another party hereunder.

10N.        Expenses; Transfer Taxes.  If this Agreement is terminated prior to consummation of the Closing, each party shall pay all fees and expenses incurred by such party in connection with this Agreement and the transactions contemplated hereby.  If the Closing occurs, the Buyer shall pay, or cause to be paid, all fees and expenses incurred by the Buyer and its Affiliates in connection with this Agreement and the transactions contemplated hereby, any and all Transaction Expenses and all property or transfer taxes imposed on the Company, NSP Capital or their Subsidiaries and any real property transfer tax imposed on the Seller or any holder of equity interests in the Seller resulting from the transactions contemplated hereby.  Except to the extent included as Transaction Expenses, Seller shall pay all fees and expenses incurred by the Seller, the Company and NSP Capital in connection with this Agreement and the transactions contemplated hereby.

10O.        Further Assurances.  Each of the Parties shall execute and deliver to all appropriate other parties such other instruments as may be reasonably required in connection with the performance of this Agreement and each shall take all such further actions as may be reasonably required to carry out the transactions contemplated by this Agreement.

10P.         Seller Release.  As of immediately after the Closing, the Seller, to the fullest extent permitted by applicable law, for itself only (and not any of its Affiliates, unitholders, officers, managers or any other Person), hereby releases and forever discharges the Company and the Buyer, their Subsidiaries, and their successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all claims, demands, proceedings, causes of action, orders, judgments, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity (“Claims”), which the undersigned now has, has ever had or may hereafter have against the respective Releasees arising as a result of or on account of, or arising out of, any matter, cause or event occurring prior to the Closing Date, and whether or not relating to claims pending at, or asserted after, the Closing Date (collectively, the “Released Matters”).  For the avoidance of doubt, in no event shall the foregoing release and discharge extend to, and in no event shall the “Released Matters” include, (i) any Claims or rights of the Seller or the Seller’s Affiliates under any contract, agreement or arrangement disclosed on the Company Disclosure Letter (other than such contracts, agreements or arrangements that are terminated on or prior to Closing pursuant to the Agreement), (ii) any Claims or rights to reimbursement, indemnification or contribution of the Seller or the Seller’s representatives in his, her or its capacity as an officer, director, manager, stockholder, unitholder or employee of the Company or any of its Subsidiaries (whenever arising) under the governing documents of the Seller, the Company and/or any of their respective Subsidiaries, the D&O Policies or applicable law, or (iii) any Claims or rights of any Seller or any unitholder thereof that relates to any obligation of the Buyer or the Company under this Agreement or any Transaction Document.

ARTICLE 11
MISCELLANEOUS

11A.        Amendment and Waiver.  This Agreement may be amended or any provision of this Agreement may be waived; provided that any amendment or waiver shall be binding only if such amendment or waiver is set forth in a writing executed by the party against whom enforcement is sought.  Any amendments or waivers under this Agreement following the Closing shall require the prior written consent of the Buyer and the Seller (or, from and after the liquidation of the Seller, such Person as is revealed by Seller to Buyer to have such rights with respect to amendments).  No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

11B.        Notices.  All notices, demands and other communications that are required or may be given pursuant to the terms of this Agreement or the other Transaction Documents shall be in writing and shall be deemed to have been duly given (i) on the date of delivery, when delivered, if delivered personally or by facsimile before 5:00 p.m. local time on a business day (and otherwise on the next business day), (ii) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, or (iii) on the third business day following the date of mailing if delivered by registered or certified first-class mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

Notices to the Company (prior to Closing):

Norcross Safety Products L.L.C.

2211 York Road, Suite 215

Oak Brook, IL 60523

Telephone:  630.572.8231

Telecopy: 630.572.8518

Attn: Mr. Robert A. Peterson

With a copy to:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

Attention:  Richard J. Campbell

Telephone:  312.861.2000

Telecopy:  312.861.2200

Notices to the Seller or NSP Capital:

NSP Holdings L.L.C. (prior to Closing)

c/o the Company (at the address specified above)

NSP Holdings L.L.C. (after Closing)

c/o John Hancock Life Insurance Company

200 Clarendon Street

Boston, MA 02117

Attn:  Stephen Blewitt

Telephone: 617.572.9624

Telecopy:  617.572.6454

And a copy (in each case) to:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

Attention:  Richard J. Campbell

Telephone:  312.861.2000

Telecopy:  312.861.2200

Notices to the Buyer:

c/o Odyssey Investment Partners, LLC

280 Park Avenue

West Tower, 38th Floor

New York, New York 10017

Attention:  Brian Kwait

Telecopy:  212.351.7925

With a copy to:

Dechert LLP

4000 Bell Atlantic Tower

1717 Arch Street

Philadelphia, Pennsylvania 19103

Attention:  Geraldine A. Sinatra

Telephone:  215.994.4000

Telecopy:  214.994.2222

11C.        Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) (i) by the Buyer without the prior written consent of the Seller (except that the Buyer may assign its rights, interest and obligations to any Affiliate without the consent of the Seller (provided such assignment does shall not relieve the Buyer from its obligations hereunder) and the Buyer may assign its rights, interests and obligations as collateral to secure its obligation under any financing arrangements) or (ii) by the Seller or the Company without the prior written consent of the Buyer; provided that Seller may assign its rights hereunder to its unitholders upon liquidation of the Seller.  For all purposes hereof, a transfer, sale or disposition of a majority of the voting capital stock or other voting interests of a Party (whether by contract or otherwise) shall be deemed an assignment hereunder.

11D.        Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.  Notwithstanding anything herein to the contrary, no representation or warranty regarding or relating to (i) Tax matters is being made, except as set forth in Section 4I, (ii) employee benefit matters is being made, except as set forth in Section 4N, (iii) environmental matters is being made, except as set forth in Section 4Q, and (iv) any asbestosis, silicosis, mixed dust or similar litigation or claim (including as may relate to respiratory product liability litigation or claims) is being made, except as set forth in the last sentence of Section 4E; provided that clause (iv) of this sentence shall not be intended to limit the representations and warranties regarding (w) indemnification for asbestosis, silicosis, mixed dust or similar litigation or claims to the extent provided in Section 4J(ix), (x) insurance related to asbestosis, silicosis, mixed dust or similar litigation or claims to the extent provided in Section 4O, (y) acquisition agreements which have provision with respect to asbestosis, silicosis, mixed dust or similar litigation or claims to the extent provided in Section 4S, or (z) product warranties related to respiratory products for which asbestosis, silicosis, mixed dust or similar litigation or claims to the extent provided in Section 4U(i).

11E.         No Strict Construction.  Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, each of the Buyer, the Company and the Seller confirm that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

11F.         Captions.  The captions used in this Agreement and descriptions of the Company Disclosure Letter and Schedules are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption or description of the Company Disclosure Letter or the Schedules had been used in this Agreement.

11G.        Complete Agreement.  Except for the Confidentiality Agreement, this Agreement, the Transaction Documents and the other agreements executed on the date hereof contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

11H.        Company Disclosure Letter.  The disclosures in the Company Disclosure Letter relate to specific representations and warranties and, to the extent it is reasonably apparent from the reading of such disclosure, such other representations and warranties contained herein.  The inclusion of information in the Company Disclosure Letter shall not be construed as an admission that such information is material to any of the Company or its Subsidiaries.  In addition, matters reflected in the Company Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Letter.  Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.  Prior to the Closing, the Company shall have the right to supplement, modify or update the Company Disclosure Letter to ensure the correctness thereof.  The obligations of the Buyer under Section 2B(i) and Section 2B(ii) hereof to consummate the transactions contemplated hereby shall be determined as though such supplements, modifications and updates had not been made to the Company Disclosure Letter.  From and after the Closing, references to the Company Disclosure Letter shall be references to the Company Disclosure Letter as so supplemented, modified and/or updated.

11I.          No Additional Representations; Disclaimer.

(i)            The representations and warranties of the Parties expressly and specifically set forth in this Agreement constitute the sole and exclusive representations and warranties of the Parties in connection with the transactions contemplated hereby, and each Party understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied are specifically disclaimed by the Parties.  The Buyer further agrees that neither the Seller nor any of its Affiliates will have or be subject to any liability to the Buyer or any other Person resulting from the distribution to the Buyer, or the Buyer’s use of, any such information, including the Confidential Information Memorandum prepared by Credit Suisse First Boston, LLC dated February 2004 (the “Information Memorandum”) and any information, document or material made available to the Buyer or its Affiliates in certain “data rooms,” management presentations or any other form in expectation of the transactions contemplated by this Agreement.

(ii)           Except for the representations and warranties of the Company and the Seller set forth in this Agreement, the Company Equity Interests and NSP Capital Shares are being acquired AS IS WITHOUT ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR INTENDED USE OR OTHER EXPRESSED OR IMPLIED WARRANTY.

(iii)          In connection with the Buyer’s investigation of the Company and its Subsidiaries, the Buyer has received from or on behalf of the Company certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information of the Company and its Subsidiaries.  The Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Buyer is familiar with such uncertainties, that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that the Buyer shall have no claim against the Seller or any other Person with respect thereto.  Accordingly, the Company makes no representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

(iv)          Each party to this Agreement acknowledges and agrees that, except for (i) the Seller’s unitholders solely to the extent provided in the Seller Member Letter and (ii) the obligations of Buyer’s Affiliates solely to the extent provided in the Commitment Letters, no Affiliate of any party to this Agreement and no officer, director, employee, agent or representative of any other party to this Agreement or any of such party’s Affiliates shall have any personal or institutional liability or obligation of any kind to any other party to this Agreement or such other party’s Affiliates in connection with this Agreement, any delivery made pursuant to this Agreement or the transactions contemplated hereby or thereby.  Notwithstanding anything herein to the contrary, the immediately foregoing sentence is for the benefit of, and enforceable by, each Affiliate of each party hereto and each officer, director, employee, and agent and representative of each party hereto or such party’s Affiliates and shall serve as an absolute and complete defense to any claim or action against such Person.

11J.         Counterparts.  This Agreement may be executed in multiple counterparts (including by means of telecopied or electronically transmitted signature pages), all of which taken together shall constitute one and the same Agreement.

11K.        Governing Law.  The internal law (and not the law of conflicts) of the State of New York shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

11L.         Interpretation.  When used herein, “include” or “including” means “including, without limitation” and the masculine includes the feminine and vice versa.  Any reference to any agreement or contract referenced herein or in the Company Disclosure Letter or any Schedule shall be a reference to such agreement or contract, as amended, modified, supplemented or waived.  Each party agrees that all amounts required to be paid hereunder shall be paid in United States currency without discount, rebate or reduction and subject to no counterclaim or offset, on the dates specified herein.  A “business day” shall be any day, other than a Saturday, Sunday, or any other date in which banks located in New York, New York or Chicago, Illinois are closed for business as a result of federal, state or local holiday.

11M.       Third-Party Beneficiaries and Obligations.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies or liabilities under or by reason of this Agreement, other than Section 10H, Section 11I(iv) (but solely to the extent raised as a defense or counterclaim in a suit brought by the Buyer or any of its Affiliates), and this Section 11M (each of which is intended to be for the benefit of the Persons covered thereby or that would benefit therefrom and may be enforced by such Persons); provided that, except for any Person to whom the rights of Seller are assigned in accordance with Section 11C or any Person for whom the amendment rights of Seller are bestowed in accordance with Section 11A,  for the avoidance of doubt in no event shall any of the intended beneficiaries have any rights to consent to any amendment, modification, supplement or waiver of any such provision and such intended beneficiaries shall benefit from such provisions, as they may be amended, modified, supplemented or waived from time to time.

11N.        Waiver of Bulk Sales Laws.  Each of the parties acknowledges and agrees that neither Seller nor any of its Subsidiaries will not comply with, and hereby waives compliance by the Seller and its Subsidiaries with, any “bulk sales”, “bulk transfer” or similar law relating to the transactions contemplated hereby.

11O.        Liquidation of Seller.  The Buyer understands and agrees that Seller will be liquidated, dissolved or otherwise wound up on or before December 31, 2005.  Except for the Seller’s unitholders solely to the extent set forth in the Seller Member Letter, no recourse shall be available to the assets of any Person that is an Affiliate of or holder of equity interests in the Company or the Seller, or any officer, director, agent or employee of the Seller, the Company or any of their respective Subsidiaries, for any obligations of the Company or the Seller pursuant to this Agreement.  Upon any liquidation, dissolution or winding up of the Seller, all rights and remedies of the Seller shall (without further action on the part of any Person) be enforceable by, and for the benefit of, each equity holder of Seller, individually and/or collectively.

*     *     *     *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

NSP HOLDINGS L.L.C.

By:	/s/ Robert A. Peterson

Its:	President and CEO

NORCROSS SAFETY PRODUCTS L.L.C.

By:	/s/ Robert A. Peterson

Its:	President and CEO

SAFETY PRODUCTS HOLDINGS, INC.

By:	/s/ Brian D. Kwait

Its:	President